Exhibit 10.19

CREDIT AGREEMENT

dated as of

October 31, 2014,

among

VCH HOLDINGS, LLC,
as Holdings,

VICTORY CAPITAL OPERATING, LLC,
as Borrower,

The Lenders Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent

FIFTH THIRD BANK,
as Documentation Agent

MORGAN STANLEY SENIOR FUNDING, INC.
and

CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers

MORGAN STANLEY SENIOR FUNDING, INC.,

as Bookrunner

i

SCHEDULES:

Schedule 1.01(a)	—	Broker-Dealer Subsidiaries
Schedule 1.01(b)	—	Introducing Broker Subsidiaries
Schedule 1.01(c)	—	Membership; Licenses
Schedule 1.01(d)	—	Excluded Lenders
Schedule 2.01	—	Commitments
Schedule 3.03	—	Governmental Approvals; No Conflicts
Schedule 3.06(a)	—	Litigation
Schedule 3.12	—	Subsidiaries
Schedule 3.22	—	Membership in FINRA
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(e)	—	Existing Investments
Schedule 6.09	—	Existing Affiliate Transactions
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C-1	—	Form of Perfection Certificate
Exhibit C-2	—	Form of Section 5.03 Certificate
Exhibit D	—	Form of Collateral Agreement
Exhibit E-1	—	Form of Revolving Note
Exhibit E-2	—	Form of Term Note
Exhibit E-3	—	Form of Swingline Note
Exhibit F	—	Form of Solvency Certificate
Exhibit G	—	Form of Opinion of Willkie Farr & Gallagher LLP
Exhibit H	—	Form of Closing Certificate
Exhibit I	—	Form of Global Intercompany Note
Exhibit J	—	Form of Specified Discount Prepayment Notice
Exhibit K	—	Form of Specified Discount Prepayment Response
Exhibit L	—	Form of Discount Range Prepayment Notice
Exhibit M	—	Form of Discount Range Prepayment Offer
Exhibit N	—	Form of Solicited Discounted Prepayment Notice
Exhibit O	—	Form of Solicited Discounted Prepayment Offer
Exhibit P	—	Form of Acceptance and Prepayment Notice
Exhibit Q-1	—	Form of Tax Status Certificate 1
Exhibit Q-2	—	Form of Tax Status Certificate 2
Exhibit Q-3	—	Form of Tax Status Certificate 3
Exhibit Q-4	—	Form of Tax Status Certificate 4
Exhibit R	—	Form of Borrowing Request
Exhibit S	—	Form of Prepayment Notice

1

CREDIT AGREEMENT dated as of October 31, 2014 (as may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among VICTORY CAPITAL OPERATING, LLC, a Delaware limited liability company (the “Borrower”), VCH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the LENDERS party hereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.  Capitalized terms used without definition in this Agreement have the meanings given to them in Section 1.01.

The parties hereto agree as follows:

PRELIMINARY STATEMENTS

Pursuant to the Acquisition Agreement, the Borrower will acquire from the Sellers all of the issued and outstanding partnership interests (other than certain rollover contribution interests) of Munder Capital Management, a Delaware general partnership (the “Target”), which partnership interests constitute all or substantially all of the assets held by each of the Sellers.

The Borrower has requested that, substantially simultaneously with the consummation of the Acquisition, (a) the Lenders extend credit to the Borrower in the form of Term Loans on the Closing Date in an initial aggregate principal amount of $295,000,000 pursuant to this Agreement and (b) the Revolving Lenders extend credit to the Borrower in the form of $25,000,000 in aggregate Revolving Commitments pursuant to this Agreement to fund working capital purposes and general corporate purposes, including permitted acquisitions and capital expenditures.  The proceeds of the Term Loans, together with (i) a portion of the Target’s cash on hand and (ii) the proceeds of the Equity Financing, will be used to (x) consummate the Acquisition consideration, (y) consummate the Refinancing and (z) to pay the Transaction Costs.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit P.

“Acceptance Date” has the meaning has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period prior to such acquisition or conversion, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Business Representations” means the representations made by or with respect to the Target and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders and the Joint Lead Arrangers, but only to the extent that Parent or any of its Affiliates has the right not to consummate the Acquisition, or to terminate the obligations of Parent or such Affiliate (or otherwise not have an obligation to close), under the Acquisition Agreement as a result of a failure of one or more of such representations in the Acquisition Agreement to be true and correct.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Acquisition” means (i) the acquisition by Parent of the Target pursuant to the Acquisition Agreement and (ii) the contribution of the Target to the Borrower.

“Acquisition Agreement” means the Sale and Purchase Agreement dated as of April 16, 2014 among VCH, MCH and MCH II, including all schedules, exhibits and annexes thereto.

“Acquisition Documents” means the Acquisition Agreement and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Additional Commitments” means Additional Revolving Commitments and/or Additional Term Commitments.

“Additional Commitments Effective Date” has the meaning assigned to such term in Section 2.20(b).

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent in consultation with the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Additional Commitments pursuant to Section 2.20, Extended Term Loans and/or Extended Revolving Commitments pursuant to Section 2.21, Refinancing Term Loans pursuant to Section 2.22, and/or Replacement Revolving Commitments pursuant to Section 2.23, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto.  Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the Issuing Banks and/or the Swingline Lender (to the extent Section 9.02 would require the consent of Issuing Banks and/or the Swingline Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the Loan Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender not specified in the applicable Section of this Agreement), but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in Section 9.02(b).  Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.01 and certificates confirming satisfaction of conditions consistent with Section 4.02, all to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Notes” has the meaning assigned to such term in Section 6.01(a)(xxiii).

“Additional Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Additional Revolving Lender” means, at any time, any bank or other financial institution selected by the Borrower that agrees to provide any portion of (a) any Additional Revolving Commitments in accordance with Section 2.20, (b) any Extended Revolving Commitments in accordance with Section 2.21 or (c) any Replacement Revolving Commitments pursuant to Section 2.23, in each case pursuant to an Additional Credit Extension Amendment; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Swingline Lender (such approval in each case not to be unreasonably withheld or delayed).

“Additional Term Commitments” has the meaning assigned to such term in Section 2.20(a).

“Additional Term Lender” means, at any time, any bank or other financial institution selected by the Borrower that agrees to provide any portion of any (a) Additional Term Loans in accordance with Section 2.20, (b) any Extended Term Loans in accordance with Section 2.21 or (c) any Refinancing Term Loans pursuant to Section 2.22, in each case pursuant to an Additional Credit Extension Amendment; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Additional Term Loans” means loans made pursuant to Additional Term Commitments.

“Adjusted LIBO Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.  Notwithstanding the foregoing, (A) solely with respect to the Adjusted LIBO Rate applicable to the Term Loans, the Adjusted LIBO Rate will be deemed to be 1.00% per annum if the Adjusted LIBO Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Funds” means any Affiliated Lender that is a bona fide diversified debt fund either (i) with information barriers in place restricting the sharing of investment-related and other information between it and the Sponsor or (ii) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Sponsor; provided that the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBO Rate or Alternate Base Rate floor or otherwise; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity or, if shorter, the actual length to maturity of such Indebtedness; and provided, further, that the “All-In Yield” shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees payable to the Joint Lead Arrangers, the Bookrunner or the arranger of any new or replacement loans.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate determined on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 100 basis points; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE LIBOR (or the successor thereto if the Intercontinental Exchange Benchmark Administration Ltd. is no longer making a LIBO Rate available) for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if the Intercontinental Exchange Benchmark Administration Ltd. is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing, solely with respect to the Alternate Base Rate applicable to the Term Loans, the Alternate Base Rate will be deemed to be 2.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.00% per annum.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Term Loan, (1) 5.00% per annum, in the case of an ABR Loan, or (2) 6.00% per annum, in the case of a Eurocurrency Loan and (b) with respect to any Revolving Loan (1) 5.00% per annum, in the case of an ABR Loan, or (2) 6.00% per annum, in the case of a Eurocurrency Loan.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means (a) the audited consolidated balance sheets of MCH and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in members’ equity and cash flows of MCH and its subsidiaries, including the notes thereto for the three-year period ended December 31, 2013 and (b) the audited consolidated balance sheet of Parent and its subsidiaries as of December 31, 2013 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period commencing August 1, 2013 and ending December 31, 2013.

“Available Amount” has the meaning assigned to such term in the definition of “Available Amount Basket.”

“Available Amount Basket” means, on any date of determination, the sum of (a) the Initial Restricted Payment Amount plus (b) the net proceeds received by the Borrower after the Closing Date and on or prior to such date in connection with the issuance of, or contribution of cash in respect of existing, Qualified Equity Interests (other than (1) Qualified Equity Interests issued in connection with a Cure Right and (2) intercompany equity issuances) plus (c) an amount equal to Cumulative Excess Cash Flow Not Otherwise Applied as of such date minus (d) the aggregate amount of the Available Amount Basket previously utilized pursuant to Sections 6.04(m), 6.08(a)(viii), 6.08(b)(iv) and the definition of the term “Non-Loan Party Investment Amount” (such amount after giving effect to clauses (a), (b), (c) and (d), the “Available Amount”); provided that the amounts in clause (a) and (b) shall be available only if on a Pro Forma Basis, the Total Net Leverage Ratio as of the end of the most recent Test Period would not exceed 4.00 to 1.00.

“Bankruptcy Code” means Title 11 of the United State Code, as amended.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means MSSF.

“Borrower” has the meaning assigned to such term in the Preamble hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means an offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent offer, if any, by a Term Lender and acceptance by the Borrower of terms of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent offer, if any, by a Term Lender and acceptance by the Borrower of terms of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Revolving Borrowing, $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $500,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Revolving Borrowing, $100,000, (b) in the case of an ABR Revolving Borrowing, $100,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a written request by the Borrower for a Borrowing substantially in the form of Exhibit R delivered in accordance with Section 2.03.

“Broker-Dealer Licenses and Memberships” means (a) the memberships of each Broker-Dealer Subsidiary with NSCC, DTC and FINRA, (b) the other memberships listed on Schedule 1.01(c) of each Broker-Dealer Subsidiary and (c) the licenses with Governmental Authorities listed on Schedule 1.01(c) of each Broker-Dealer Subsidiary.

“Broker-Dealer Registrations” means the registrations of each Broker-Dealer Subsidiary with the SEC and all other Governmental Authorities which require registration and have jurisdiction over such Broker-Dealer Subsidiary.

“Broker-Dealer Subsidiary” means (i) the Restricted Subsidiaries of the Borrower listed on Schedule 1.01(a) and any other Restricted Subsidiary of the Borrower that becomes a broker-dealer registered under the Securities Exchange Act of 1934 or associated persons thereof, as defined therein, after the Closing Date and (ii) the Restricted Subsidiaries of the Borrower listed on Schedule 1.01(b) and any other Restricted Subsidiary of the Borrower that is an introducing broker that is required to register under the Commodity Exchange Act after the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Management Obligations” means obligations of Holdings, the Borrower or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfer of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Subsidiary of any insurance proceeds or condemnation awards or in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than capital stock of (or, in the case of Persons that are not corporations, other ownership interest in) one or more Foreign Subsidiaries that are CFCs.

“CFTC” means the U.S. Commodity Futures Trading Commission, any successor thereto and any analogous Governmental Authority.

“Change in Control” means (a) the failure of Holdings to own, directly or indirectly through wholly owned subsidiaries, beneficially and of record, all of the Equity Interest of the Borrower, (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint (and do so designate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than the Permitted Holders, having beneficial ownership (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), directly or indirectly, of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in Holdings held by the Permitted Holders, (d) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were neither nominated, designated or approved by the Board of Directors of Holdings or the Permitted Holders nor appointed by directors so nominated, designated or approved or (e) the occurrence of a “Change in Control” (or similar event, however denominated), as defined in the documentation governing any Material Indebtedness.

“Change in Law” means:  (a) the adoption of any rule, regulation, treaty or other law after the Closing Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Class” means (i) with respect to any Commitment, its character as an Initial Revolving Commitment, Extended Revolving Commitment, Refinancing Revolving Commitment, an Initial Term Commitment, Additional Term Commitment (which may be part of an existing Class of Term Commitments), Extended Term Commitment or Refinancing Term Commitment (whether established by way of new Commitments or by way of conversion or extension of existing Commitments or Loans) designated as a “Class” in an Additional Credit Extension Amendment and (ii) with respect to any Loans, its character as a Revolving Loan made pursuant to the Initial Revolving Commitments, Extended Revolving Commitments or Refinancing Revolving Commitments, an Initial Term Loan, Additional Term Loan, Extended Term Loan, Refinancing Term Loan or a Swingline Loan (whether made pursuant to new Commitments or by way of conversion or extension of existing Loans) designated as a “Class” in an Additional Credit Extension Amendment; provided that notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the borrowing and repayment of Revolving Loans shall be made on a pro rata basis across all Classes of Revolving Loans (except to the extent that any applicable Additional Credit Extension Amendment pursuant to Section 2.21 or 2.23 provides that the Class of Revolving Loans established thereunder shall be entitled to less than pro rata repayments), and any termination of Revolving Commitments shall be made on a pro rata basis across all Classes of Revolving Commitments (except to the extent that any applicable Additional Credit Extension Amendment pursuant to Section 2.21 or 2.23 provides that the Class of Revolving Commitments established thereunder shall be entitled to less than pro rata treatment).  Commitments or Loans that have different maturity dates, pricing (other than upfront fees) or other terms shall be designated separate Classes.

“Closing Date” means October 31, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Collateral Agreement among Holdings, the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)                                 the Administrative Agent shall have received from (i) Holdings and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b) and 4.01(c);

(b)                                 all outstanding Equity Interests of the Borrower, and all outstanding Equity Interests of each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates, if any, or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)                                  if any Indebtedness for borrowed money (including in respect of cash management arrangements) of Holdings, the Borrower or any Subsidiary in a principal amount of $3,000,000 or more is owing by such obligor to any Loan Party, such Indebtedness shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)                                 (i) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 6.02, or under any Security Document, the Secured Obligations shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, promissory notes or instruments, entering into control agreements with respect to any letter of credit rights and agreements with respect to commercial tort claims, filing financing statements under the Uniform Commercial Code or making any necessary filings with respect to the security interest with the United States Patent and Trademark Office or United States Copyright Office or to the extent required in the Collateral Agreement (or any other Security Document) or by Mortgages referred to in clause (f) below) in the Collateral of Holdings, Borrower and each Subsidiary Guarantor, in each case, with the priority required by the Collateral Documents and subject to exceptions and limitations otherwise set forth in this Agreement and (ii) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)                                  the Administrative Agent shall have received certificates of insurance in form and substance reasonably satisfactory to the Administrative Agent evidencing the existence of insurance to be maintained by Holdings, the Borrower and its Subsidiaries pursuant to Section 5.07, and the Administrative Agent shall be designated as additional insured and lender’s loss payee or mortgagee as its interest may appear thereunder, or solely as additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances); and

(f)                                   the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) an ALTA survey or, if acceptable to the title insurance company to issue the title coverage described in clause (iii) without any survey exception, including all survey-related endorsements, an existing survey with a “no-change” affidavit, (iii) a policy or policies of title insurance in the amount equal to the fair market value of such Mortgaged Property and fixtures, as determined by the Borrower in its reasonable discretion, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent and insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Encumbrances, together with such endorsements as the Administrative Agent may reasonably request (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), (iv) such affidavits, certificates, information (including financial data) and instruments of indemnification as shall be reasonably required to induce the title company to issue the title policy/ies and endorsements contemplated above and which are reasonably requested by such title company, (v) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating to such Mortgaged Property), (vi) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 5.07, and (vii) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, commodities accounts or securities accounts or uncertificated securities, (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States and (e) in no event shall the Collateral include any Excluded Assets.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment, Additional Revolving Commitment, Extended Revolving Commitment or Refinancing Revolving Commitment, Initial Term Commitment, Additional Term Commitment, Extended Term Commitment or Refinancing Term Commitment or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate required to be delivered pursuant to Section 5.01.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a)                                 without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)                                     total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, including, for the avoidance of doubt, Swap Agreements entered pursuant to Section 5.18, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(ii)                                  provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii)                               depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs);

(iv)                              Non-Cash Charges;

(v)                                 extraordinary losses in accordance with GAAP;

(vi)                              unusual or non-recurring charges, including restructuring charges, accruals or reserves or related charges (including restructuring costs related to acquisitions after the Closing Date);

(vii)                           [reserved];

(viii)                        (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor, other Investors and members of the board of directors of the Loan Parties (including any termination fees payable in connection with the early termination of management and monitoring agreements), in each case, to the extent permitted by Section 6.09, (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents and (C) any other costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents of the Borrower;

(ix)                              losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(x)                                 the amount of any net losses from discontinued operations in accordance with GAAP;

(xi)                              any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging;

(xii)                           any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period; and

(xiii)                        any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (d)(v) and (d)(vi) below; plus

(b)                                 the Pro Forma Adjustments; plus

(c)                                  [reserved]; less

(d)                                 without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)                                     extraordinary gains in accordance with GAAP and unusual or non-recurring gains;

(ii)                                  non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii)                               gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv)                              the amount of any net income from discontinued operations in accordance with GAAP;

(v)                                 any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging;

(vi)                              any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period; and

(vii)                           any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above;

in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that:

(I)                                   to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II)                              to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging,

(III)                         there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(IV)                          there shall be, to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

For purposes of determining the Total Net Leverage Ratio or the First Lien Net Leverage Ratio for any Test Period, subject to any adjustments as provided in clauses (III) and (IV) of the immediately preceding proviso above for any Permitted Acquisition, Disposition or Investment that occurs after the Closing Date and before giving effect to any Pro Forma Adjustments in connection with the Acquisition, Consolidated EBITDA shall be deemed to equal (a) $20,370,000 for the fiscal quarter ended September 30, 2013, (b) $19,140,000 for the fiscal quarter ended December 31, 2013, (c) $20,184,000 for the fiscal quarter ended March 31, 2014 and (d) $21,092,000 for the fiscal quarter ended June 30, 2014 (it being understood that such amounts are subject to future adjustments, as otherwise contemplated in this Agreement, in connection with any Permitted Acquisition, Disposition or Investment that occurs after the Closing Date).

“Consolidated First Lien Net Indebtedness” means, as of any date of determination, Consolidated Net Debt outstanding on such date that is secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries that is not expressly subordinated to the Liens granted under the Security Documents to the Administrative Agent for the benefit of the Secured Parties in all respects.

“Consolidated Net Debt” means, as of any date of determination, (a) the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment permitted hereunder)) described in clauses (a), (b), (g), (h) (to the extent of unreimbursed drawings under letters of credit or letters of guaranty) and (i) of the definition of “Indebtedness”, minus (b) an aggregate amount of cash and Permitted Investments (excluding cash and Permitted Investments which are identified as “restricted” on the consolidated balance sheet) of the Loan Parties as of such date (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02 for the benefit of the Secured Parties and Liens permitted pursuant to Section 6.02(xxii)).

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (b) any Transaction Costs incurred during such period; provided that they are incurred prior to the date that is three months after the Closing Date, (c) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, non-compete agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (d) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments, (e) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition in accordance with GAAP (including any adjustment of estimated payouts on earn outs) or changes as a result of the adoption or modification of accounting policies during such period, (f) stock-based award compensation expenses, (g) any income (loss) attributable to deferred compensation plans or trusts, (h) any income (loss) from Investments recorded using the equity method and (i) the amount of any expense required to be recorded as compensation for contingent transaction payments.  There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.  There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisitions (or other Investments permitted hereunder) or the amortization or write-off of any amounts thereof.  Consolidated Net Income shall be reduced by the aggregate amount of fees and expenses that are distributed pursuant to Section 6.08(a)(vii)(B)(2).

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income for any period shall include the amount of proceeds received in such period from business interruption insurance or reimbursement of expenses and charges that are received in such period pursuant to indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the

Borrower and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (y) the effects of acquisition method accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Commitments obtained pursuant to an Additional Credit Extension Amendment under Sections 2.21, 2.22 or 2.23, in each case, issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Revolving Loans (and in the case of Revolving Loans, to the extent accompanied by a corresponding reduction in Revolving Commitments) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, (ii) such Indebtedness does not mature earlier than and, in the case of Credit Agreement Refinancing Indebtedness consisting of Term Loans, does not have a Weighted Average Life to Maturity shorter than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments, such Revolving Commitments shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2015 and Excess Cash Flow for each succeeding completed fiscal year.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect or that it does not intend to comply with its funding obligation under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 150 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period prior to such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)                                 matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)                                 is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)                                  is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Documentation Agent” means Fifth Third Bank.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means the Depository Trust Company, any successor thereto and any analogous Governmental Authority.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the First Lien Net Leverage Ratio (without giving effect to the applicable prepayment pursuant to Section 2.11(d)) as of the end of such fiscal year is (a) greater than 2.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than or equal to 2.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings or any of its subsidiaries), other than, in each case, a natural person; provided that no Affiliated Lender may be an Eligible Assignee with respect to Revolving Commitments or Revolving Loans.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the applicable common law and treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental investigation, remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant (and the extent) to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Financing” means the contribution by the Sponsor, the Management Investors and the other Investors, directly or indirectly through one or more direct or indirect holding company parents of Holdings, of cash equity contributions to Holdings, which shall be in the form of common equity, with Holdings in turn making cash common equity contributions, directly or indirectly, to the Borrower on the Closing Date.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, but in any event excluding debt securities convertible or exchangeable into equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any of its ERISA

Affiliates of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)                                 the sum, without duplication, of:

(i)                                     Consolidated Net Income for such period,

(ii)                                  an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)                               decreases in Consolidated Working Capital for such period, and

(iv)                              an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less:

(b)                                 the sum, without duplication, of:

(i)                                     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded by virtue of clauses (a) through (i) of the definition of Consolidated Net Income (other than cash charges in respect of Transaction Costs paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date or an equity investment on the Closing Date),

(ii)                                  without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of capital expenditures made in cash during such period, but only to the extent that such capital expenditures were financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries,

(iii)                               the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries other than the payment of any Indebtedness secured by the Collateral on a junior basis to the Loan Document Obligations or that is subordinated in right of payment to the Loan Document Obligations, in each case, except to the extent permitted to be paid pursuant to Section 6.08 (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.11(c) with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Prepayment Event” to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans and (Y) all prepayments of Revolving Loans and Swingline Loans) made during such period (other than in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder), but only to the extent financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries,

(iv)                              an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)                                 increases in Consolidated Working Capital for such period,

(vi)                              cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii)                           without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Investments and acquisitions made in cash during such period (and (without duplication of the foregoing), in the case of any Investment or acquisition made in exchange for an earn-out or similar deferred consideration prior to or during such period, the amount of such earn-out or similar deferred consideration paid in cash during such period) pursuant to clauses (b), (e), (f), (h), (l) (to the extent the corresponding payment under Section 6.08(a) would reduce Excess Cash Flow pursuant to clause (viii) below), (m), (n), and (r) of Section 6.04, in each case to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(viii)                        the amount of payments made in cash during such period pursuant to clauses (v), (vi) and (vii) of Section 6.08(a) and clause (iv) of Section 6.08(b), in each case to the extent such payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x)                                 without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, other

Investments or capital expenditures to be consummated or made during the first fiscal quarter of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or capital expenditures during such fiscal quarter is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such fiscal quarter, and

(xi)                              the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange” has the meaning assigned to such term in the Preliminary Statements hereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means (a) any fee-owned real property with a fair market value of less than $3,000,000 and all leasehold interests in real property, (b) motor vehicles and other assets subject to certificates of title or ownership with an individual value of less than $500,000 (except to the extent that the filing of UCC financing statements are sufficient for perfection of security interests) subject to all other clauses of this definition, (c) Equity Interests in any Person (other than any Wholly Owned Subsidiaries) to the extent the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s organizational or joint venture documents (other than to the extent that any such prohibition would be rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other applicable Requirements of Law), (d) voting Equity Interests in excess of 65% of the outstanding voting Equity Interests of any CFC or CFC Holdco, (e) any lease, license or other agreement with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other applicable Requirements of Law), (f) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law), (g) any intent-to-use trademark applications filed in the United States Patent and Trademark Office only to the extent that the grant of a security interest therein would invalidate such application, (h) pledges and security interests prohibited by (or as to security interests, those that are not capable of being perfected under) applicable law, rule or regulation, (i) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law), (j) Commercial Tort Claims with a claim value of less than $2,000,000 individually, (k) letters of credit and Letters of Credit Rights to the extent not constituting Supporting Obligations and with a value of less than $2,000,000 individually (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements), (l) Margin Stock and (m) deposit accounts or securities accounts used exclusively as payroll accounts, trust accounts, client fund accounts and employee benefit accounts; provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in the preceding clauses (a) through (m) (unless such Proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (a) through (m)).  Each category of Excluded Assets set forth above shall have the meaning set forth in the Uniform Commercial Code (to the extent such term is defined in the Uniform Commercial Code).

“Excluded Information” means information (including material non-public information) regarding the Loans of the applicable Class, the Loan Parties, or the securities of the Loan Parties hereunder that is not known to a Lender participating in a Discounted Term Loan Prepayment, in an assignment to an Affiliated Lender or in an assignment to any Loan Party or any of its Subsidiaries (or, in the case of a Discounted Term Loan Prepayment, is not known to the Administrative Agent or the Auction Agent), that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment, assignment to such Affiliated Lender or such assignment to any Loan Party or any of its Subsidiaries, as applicable.

“Excluded Lender” means (i) direct competitors (or parent companies or other affiliates of direct competitors) of the Borrower and its Subsidiaries (as reasonably determined by the Borrower) separately identified by name in writing by the Borrower to the Administrative Agent from time to time after the Closing Date by reasonable notice in writing from the Borrower to the Administrative Agent; provided that no bona fide debt fund or debt investor shall be an Excluded Lender and (ii) those particular banks, financial institutions and other institutional lenders listed by name on Schedule 1.01(d).  For the avoidance of doubt, no identification of a Person as an Excluded Lender will result in the disqualification of any existing Lender for so long as such Person remains a Lender.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings on the Closing Date or, if later, the date it first becomes a Restricted Subsidiary, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or any contractual obligation existing on the Closing Date from guaranteeing the Secured Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received, (c) any Foreign Subsidiary that is a CFC, (d) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (e) any CFC Holdco, (f) any Immaterial Subsidiary, (g) a Broker-Dealer Subsidiary, (h) any Investment Vehicle, (i) any not-for-profit Subsidiary and (j) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it, in each case, by a jurisdiction as a result of (i) such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction, or (ii) any other present or former connection between such recipient and such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e), and (e) in the case of a Foreign Lender (other than any Foreign Lender becoming a party hereto pursuant to a request by any Loan Party under Section 2.19 hereto, any U.S. federal withholding Taxes imposed on amounts payable to such Foreign Lender pursuant to a Requirement of Law in effect at the time such

Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Existing Class” means a Class of Existing Term Loans or a Class of Existing Revolving Commitments.

“Existing Revolving Commitments” has the meaning assigned to such term in Section 2.21(b).

“Existing Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Extended Class” means a Class of Extended Term Loans or a Class of Extended Revolving Commitments.

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.21(b).

“Extended Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Extending Lender” has the meaning assigned to such term in Section 2.21(c).

“Extension Effective Date” has the meaning assigned to such term in Section 2.21(c).

“Extension Election” has the meaning assigned to such term in Section 2.21(c).

“Extension Request” means a Revolving Credit Extension Request or a Term Loan Extension Request.

“Facilities” means, collectively, each Revolving Facility and each Term Facility.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or other official administrative interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, as amended, dated as of April 16, 2014, among Parent, the Joint Lead Arrangers and Credit Suisse AG, Cayman Islands Branch.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.12.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the Equity Financing.

“FINRA” means the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“First Lien Intercreditor Agreement” means a customary intercreditor agreement among the Administrative Agent and one or more senior representatives for the holders of Indebtedness that is intended to be secured by Liens on the Collateral ranking pari passu to the Liens securing the Loan Document Obligations, in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

“First Lien Net Leverage Ratio” means collectively, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Government Scheme or Arrangement” has the meaning assigned to such term in Section 3.10(c).

“Foreign Plan” has the meaning assigned to such term in Section 3.10(c).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank and self regulatory organizations, including FINRA).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement among Holdings, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means all substances, wastes, pollutants or contaminants, materials, constituents, chemicals or compounds in any form regulated under any Environmental Law, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas.

“Holdings” has the meaning assigned to such term in the Preamble hereto.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Incremental Cap” means, at any date of determination, an amount equal to the greater of (a) $85,000,000 less the aggregate principal amount of Indebtedness outstanding at such time in reliance on Section 6.01(a)(xxiii) and (b) an amount such that on a Pro Forma Basis, the First Lien Net Leverage Ratio as of the end of the most recent Test Period for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b) (provided that for purposes of calculating the First Lien Net Leverage Ratio, (i) any Additional Revolving Commitments shall be assumed to be fully drawn on the effective date thereof, (ii) the cash proceeds of any Additional Term Loans or any Additional Revolving Commitments being so incurred shall not be netted and (iii) any Additional Term Loans or any Additional Revolving Commitments are assumed to be secured on a first lien basis, whether or not secured) would be less than or equal to 3.00 to 1.00.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until 30 days after such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue or (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Restricted Payment Amount” means an amount equal to $10,000,000.

“Initial Revolving Commitments” means the Revolving Commitments made on the Closing Date.

“Initial Term Loans” means the Loans made pursuant to Section 2.01(a) on the Closing Date.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its

Borrowing Request (or, if agreed to by each Lender participating therein, twelve months); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date and (ii) in the case of Revolving Loans, the Revolving Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  The amount, as of any date of determination, of (i) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (ii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iii) any Investment (other than any Investment referred to in clause (i) or (ii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (x) the cost of all additions thereto and minus (y) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (y) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investment Vehicle” means (a) a separate account, investment strategy, fund or vehicle for collective investing (in whatever form of organization, including a corporation, limited liability company,

partnership, association, trust or other entity, including each separate portfolio or series of any of the foregoing, and including any entity investing in collateralized loan obligations or collateralized debt obligations) that is managed directly or indirectly by the Borrower or any of its Restricted Subsidiaries, (b) any separate account, investment strategy, fund or vehicle for collective investing that, upon the making of an Investment therein or upon the acquisition of the related management rights with respect thereto, would be an Investment Vehicle pursuant to clause (a) above, and (c) any entity created for the sole purpose of receiving funds to be invested in a separate account, investment strategy, fund or vehicle for collective investing that constitutes an Investment Vehicle pursuant to clause (a) or (b) above.

“Investor” means a holder of Equity Interests in Parent (or any direct or indirect parent thereof).

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in Parent.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each Revolving Lender, each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means MSSF and Credit Suisse Securities (USA) LLC.

“Junior Lien Intercreditor Agreement” means a customary intercreditor agreement among the Administrative Agent and one or more representatives for the holders of other Indebtedness, in form and substance reasonably acceptable to the Administrative Agent and the Borrower, pursuant to which such representatives agree that the Liens securing such Indebtedness are subordinated to the Liens securing the Loan Document Obligations.  Wherever in this Agreement, a representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien subordinated to the Liens securing the Loan Obligations, then the Borrower, the Guarantors, the Administrative Agent and the representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Expiration Date” means the date which is five Business Days prior to the Revolving Maturity Date.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means a Revolving Lender, a Term Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Additional Credit Extension Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Sublimit” means an amount equal to $10,000,000.  The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“LIBO Rate” means, for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to (i) the Intercontinental Exchange Benchmark Administration Ltd. LIBOR (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by MSSF and with a term equivalent to such Interest Period would be offered by MSSF to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, any Additional Credit Extension Amendment, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and, except for purposes of Section 9.02, any Notes.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders of any Class, Lenders having Revolving Exposures and unused Revolving Commitments of such Class representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments of such Class at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that (a)

the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall in each case be excluded for purposes of making a determination of the Majority in Interest of such Class.

“Management Investors” means the directors, officers and employees of Parent, Holdings, the Borrower and/or its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Parent (or any direct or indirect parent thereof).

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, financial condition or results of operations of Holdings, the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (i) each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter and (ii) any group comprising Wholly Owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (i) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“MCH” means Munder Capital Holdings, LLC, a Delaware limited liability company.

“MCH II” means Munder Capital Holdings II, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of real property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11 or Section 5.12.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are required to be made by Holdings, the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by a lien on such asset (which Lien, if such assets constitute Collateral, ranks prior to the Lien securing the Secured Obligations) (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or any of its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings, the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, and (e) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA and Excess Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Loan Party Investment Amount” means, on any date of determination, the sum (without duplication) of (a) an amount equal to the greater of $25,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period, (b) if the Borrower is in compliance with the Financial Performance

Covenant on a Pro Forma Basis as of the end of the most recent Test Period (regardless of whether such Financial Performance Covenant is applicable at such time), the Available Amount Basket and (c) the aggregate amount of Investments permitted to be made pursuant to Section 6.04(m) at such time, in each case, to the extent Not Otherwise Applied.

“Note” means promissory notes delivered by the Borrower pursuant to Section 2.09(e).

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event or of Excess Cash Flow or of the Initial Restricted Payment Amount, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11(c) or (d), and (b) was not previously applied pursuant to Sections 6.04(m), 6.08(a)(viii), 6.08(b)(iv) and the definition of the term “Non-Loan Party Investment Amount.”

“Notice of Election” has the meaning assigned to such term in Section 2.11(f)(B).

“NSCC” means the National Securities Clearing Commission, any successor thereto and any analogous Governmental Authority.

“OID” means, with respect to any Indebtedness, the difference of 100% of the principal amount thereof over the percentage of principal amount at which such Indebtedness is funded by the lender or investor thereof.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Term Loans” has the meaning assigned to such term in Section 2.20(a)(viii).

“Parent” means VCH; provided that, upon and following an IPO, if VCH is not the Person whose Equity Interests are sold in the IPO, “Parent” shall mean the, direct or indirect, parent company of VCH whose Equity Interests are sold in the IPO.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C-1.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), (b) all transactions related thereto are consummated in accordance with all Requirements of Law, (c) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) the Borrower shall comply with Section 5.11 with respect to each such purchase or other acquisition, (e) before and after giving effect to any such purchase or other acquisition, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant as of the end of the most recent Test Period for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b) (if such Financial Performance Covenant is applicable at such time), (f) the proposed acquisition is consensual (not “hostile”) and, if applicable, has been approved by the Target’s board of directors, at any time and (g) for Permitted Acquisitions the consideration of which is in excess of $5,000,000, the Borrower shall have delivered to the Administrative Agent, on or prior to the consummation of such purchase or other acquisition, a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e) above and the proviso to Section 6.04(h).

“Permitted Encumbrances” means:

(a)           Liens for Taxes not yet due or payable or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)           Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(d)           Liens incurred or deposits made, in each case in the ordinary course of business, to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(e)           easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f)            Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)           Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h)           Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(i)            leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness; and

(j)            any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clause (c) above securing obligations under letters of credit or bank guarantees and in clause (g) above.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of existing Term Loans or Revolving Loans (and in the case of Revolving Loans, to the extent accompanied by a corresponding reduction in Revolving Commitments), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Loan Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement.  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means (a) the Sponsor, (b) the Management Investors (for so long as the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent held by the Management Investors at any one time is less than the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent held by the Sponsor held at such time) and (c) the other Investors providing the Equity Financing and identified in writing to the Administrative Agent prior to the Closing Date.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)           dollars, euro or, in the case of any Foreign Subsidiary, such other currencies used in the jurisdiction in which such Foreign Subsidiary is organized or doing business, held by it from time to time in the ordinary course of business;

(b)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $500,000,000 (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)           repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)            marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)           securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)           investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)            instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j)            investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $500,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii) or Section 6.01(a)(xxiii), (i) the terms, covenants and events of default (including if applicable, as to collateral but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind) and redemption premium) of the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms are not, taken as a whole, materially less favorable shall satisfy the foregoing requirements in this clause (i), and (ii) the primary obligor in respect of, and the Persons (if any) that Guarantee, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and Persons (if any) that Guaranteed, respectively, the Indebtedness being modified, refinanced, refunded, renewed or extended.  For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis to the Secured Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of existing Term Loans or Revolving Loans (and in the case of Revolving Loans, to the extent accompanied by a corresponding reduction in Revolving Commitments), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Loan Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement.  Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any Subsidiary Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of existing Term Loans or Revolving Loans (and in the case of Revolving Loans, to the extent accompanied by a corresponding reduction in Revolving Commitments), (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) if guaranteed, such Indebtedness is not guaranteed by any Subsidiaries other than Loan Parties and (iv) such Indebtedness is not secured by any Lien on any property or assets of Holdings, the Borrower or any Restricted Subsidiary.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including (x) pursuant to a sale and leaseback transaction, (y) by way of merger or consolidation and (z) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of) of any property or asset of the Borrower or any of its Restricted Subsidiaries permitted by Section 6.05(k) other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $2,500,000 in the case of any single transaction or series of related transactions and (B) $5,000,000 for all such transactions during any fiscal year of the Borrower; or

(b)           the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Indebtedness, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Refinancing Term Loans and Extended Term Loans, which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Premium” means a premium (expressed as a percentage of the principal amount of such Loans to be prepaid) equal to the amount set forth below:

(i)      before the date which is twelve months after the Closing Date, 1%; and

(ii)     thereafter, 0%.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prior Credit Agreement” means that certain credit agreement dated as of March 23, 2010, as amended as of November 24, 2010, among the Target, the Sellers, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith to be realized as a result of (a) specified actions either taken or expected to be taken within 12 months after the date of such Specified Transaction for the purposes of realizing cost savings (to the extent that the Borrower reasonably expects to realize such savings within 18 months after the date of such Specified Transaction), in each case so long as (i) such cash savings are reasonably identifiable and quantifiable, factually supportable, and are projected in the good faith judgment of the Borrower to result from actions taken, committed to be taken or expected in good faith to be taken no later than 12 months after the date of such Specified Transaction and (ii) a certificate signed by a Financial Officer is delivered to the Administrative Agent certifying in reasonable detail such items set forth in the preceding clause (a)(i) or (b) any additional costs incurred prior to or during such 12-month period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and its Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period and (B) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period, and, in the case of cost savings, net of the amount of actual benefits realized during such period from such actions.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a

Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided, further, that any determination of Pro Forma Compliance with the Financial Performance Covenant required at any time prior to September 30, 2014, shall be made assuming that compliance with the Financial Performance Covenant for the Test Period ending on September 30, 2014, is required with respect to the most recent Test Period prior to such time.

“Pro Forma Entity” has the meaning assigned to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment of the Prior Credit Agreement and the termination of all commitments thereunder and all Liens granted thereunder.

“Refinancing Term Lender” has the meaning assigned to such term in Section 2.22(b).

“Refinancing Term Effective Date” has the meaning assigned to such term in Section 2.22(b).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, emptying, pumping, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, including the Environment, within any building, structure, facility or fixture.

“Replaced Revolving Commitments” has the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Commitments” has the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Lender” has the meaning assigned to such term in Section 2.23(b).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02, (a) the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having more than 50% of (a) the Revolving Commitments or (b) after the termination or expiration of the Revolving Commitments, the Revolving Exposure; provided that the Revolving Commitment and the Revolving Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Closing Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Availability Period” means the period after the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) an Additional Credit Extension Amendment.  The amount of each Lender’s Revolving Commitment as of the Closing Date is set forth on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment or in the Additional Credit Extension Amendment pursuant to which such Revolving Commitment is made, as the case may be.  As of the Closing Date, the aggregate amount of the Lenders’ Revolving Commitments is $25,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Extension Request” has the meaning assigned to such term in Section 2.21(b).

“Revolving Facility” means a credit facility consisting of a Class of Revolving Loans.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means loans made pursuant to the Initial Revolving Commitments, Additional Revolving Commitments, Extended Revolving Commitments and/or Refinancing Revolving Commitments, as the context requires.

“Revolving Maturity Date” means (i) with respect to Initial Revolving Commitments and any Additional Revolving Commitments, the fifth anniversary of the Closing Date and (ii) with respect to any other Revolving Commitments, the maturity date specified therefor in the Additional Credit Extension Amendment related thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement, pledge agreement, intellectual property security agreement or similar agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 to secure any of the Secured Obligations, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Seed Capital Investment” means any “seed” or “early stage” investment in, or segregating of funds in, an Investment Vehicle in which the Borrower or one or more of its Restricted Subsidiaries has invested or is segregating capital for the purpose of establishing or maintaining an investment record in order to offer one or more products or investment strategies to third-party investors.

“Sellers” means MCH and MCH II.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of a Specified Discount Prepayment Notice made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified LC Sublimit” means, with respect to any Issuing Bank, the amount equal to the product of (i) a fraction, the numerator of which is the Revolving Commitment of such Issuing Bank (or its Affiliate that is a Revolving Lender), and the denominator of which is the total Revolving Commitments times (ii) the Letter of Credit Sublimit.

“Specified Representations” means the representations set forth in (i) Section 3.01 (with respect to organizational power and authority to enter into the Loan Documents), Section 3.02, Section 3.03(b)(i), Section 3.08, Section 3.14, Section 3.16, Section 3.17, Section 3.18 (with respect to the use of the proceeds of the Loans borrowed on the Closing Date), Section 3.19 (with respect to the use of the proceeds of the Loans borrowed on the Closing Date), Section 3.20 and Section 3.22 (in the case of Section 3.22, subject to the proviso of Section 4.01(f)) and (ii) Sections 2.03 and 3.02 of the Collateral Agreement.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” means Crestview Partners II, L.P. and its Affiliates.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Subordinated Indebtedness” means any Indebtedness that is subordinated in right of payment to the Loan Document Obligations or Indebtedness that is secured by Liens that are junior to the Liens securing the Loan Document Obligations, and any Permitted Refinancing thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided that no Investment Vehicle is or shall be deemed hereunder to be a subsidiary of the Borrower or any of its Restricted Subsidiaries.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the other Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $5,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) Morgan Stanley Bank, N.A, in its capacity as the lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Credit Suisse Securities (USA) LLC.

“Syndication Completion Date” means the date upon which the Joint Lead Arrangers reasonably determine that the primary syndication of the Loans and Revolving Commitments has been completed and the Joint Lead Arrangers hold no portion of the Term Loans funded on the Closing Date.

“Target” has the meaning assigned to such term in the Preliminary Statements hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing of Term Loans.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption.  The amount of each Lender’s Term Commitment as of the Closing Date is set forth on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment or in the Additional Credit Extension Amendment pursuant to which such Term Commitment is made, as the case may be.  As of the Closing Date, the aggregate amount of Term Commitments of all Lenders is $295,000,000.

“Term Extension Request” has the meaning assigned to such term in Section 2.21(a).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Facility” means the credit facility consisting of Term Loans.

“Term Loans” means Initial Term Loans, Additional Term Loans, Extended Term Loans and/or Refinancing Term Loans, as the context requires.

“Term Maturity Date” means (i) with respect to the Initial Term Loans, the seventh anniversary of the Closing Date and (ii) with respect to any other Term Loans, the date specified as the maturity date for such Term Loans in the Additional Credit Extension Amendment related to such Term Loans.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b).

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Parent, Holdings, the Borrower or any other Subsidiary in connection with the transactions described in clauses (a) through (c) of the definition of “Transactions.”

“Transactions” means (a) the Financing Transactions, (b) the Acquisition and the other transactions contemplated by the Acquisition Documents, (c) the Refinancing and (d) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“VCH” means Victory Capital Holdings, Inc., a Delaware corporation.

“VCH Tax Refund Receivable” means a receivable of VCH in respect of a refund of U.S. federal income taxes for the taxable year ended December 31, 2013.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

Section 1.03          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections, as applicable, of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04          Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein.  Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the Closing Date shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Closing Date, that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the Closing Date.

Section 1.05          Effectuation of Transactions.  All references herein to Parent, Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Closing Date, unless the context otherwise requires.

Section 1.06          Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE CREDITS

Section 2.01          Commitments.

(a)           Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan to the Borrower on the Closing Date denominated in dollars in a principal amount not exceeding its Term Commitment.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(b)           Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02          Loans and Borrowings.

(a)           Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)           Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Borrowings outstanding.  Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount which is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

Section 2.03          Requests for Borrowings.  Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent in the form of a written Borrowing Request, (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable.  Each Borrowing Request shall specify the following information:

(i)                  whether the requested Borrowing is to be a Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii)               the aggregate amount of such Borrowing;

(iii)            the date of such Borrowing, which shall be a Business Day;

(iv)           whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)              in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii)        that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                             Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein (including Section 2.24), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the outstanding Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request in writing or facsimile (confirmed by telephone), not later than 10:00 a.m., New York City time, or, if agreed by the Swingline Lender, 12:00 noon, New York City time, on the day of such proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (x) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06, or (y) in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit accounts of the Borrower maintained with the Swingline Lender for the applicable Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.  No Swingline Lender shall be under any obligation to make a Swingline Loan if any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.24(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (with references to 12:00 noon, New York City time, in such Section being deemed to be references to 3:00 p.m., New York City time) (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)                                 The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e)                                  The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero.  Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

(f)                                   If at any time that Swingline Loans are outstanding a Revolving Lender becomes a Defaulting Lender, the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with Section 2.24(a)(iv).  If such reallocation cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice and request by the Administrative Agent prepay such unreallocated portion of the Swingline Loans.  Notwithstanding the foregoing, the Swingline Lender shall be under no obligation to make any Swingline Loan at any time that any Revolving Lender is a Defaulting Lender unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and participating interests in any such newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.24(a)(iv).

Section 2.05                             Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein (including Section 2.24), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit in dollars for the Borrower’s own account (or for the account of any other Subsidiary of the Borrower so long as the Borrower and such other Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the LC Expiration Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (x) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (y) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit and (z) the conditions set forth in Section 4.02 shall have been satisfied.  No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law or regulation applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, (ii) except as otherwise agreed by the Administrative Agent and the such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000, (iii) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.24(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure, (iv) the expiry date of such requested Letter of Credit would occur after the LC Expiration Date, unless such Letter of Credit has been cash collateralized or backstopped in a manner acceptable to the applicable Issuing Bank, (v) the LC Exposure with respect to the applicable Issuing Bank would exceed the applicable Specified LC Sublimit of such Issuing Bank then in effect or (vi) the issuance of such Letter of Credit would violate any policies of the applicable Issuing Bank applicable to letters of credit generally.

(c)                                  Notice.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d)                                 Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) (or such other date as reasonably agreed to by the Issuing Bank; provided that such date is not beyond the LC Expiration Date) and (ii) the LC Expiration Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the LC Expiration Date except to the extent the applicable Issuing Bank agrees and such Letter of Credit has been cash collateralized or backstopped pursuant to arrangements acceptable to such Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e)                                  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any issuance, amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)                                   Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, such Issuing Bank shall notify the Borrower of such LC Disbursement in accordance with the provisions of Section 2.05(h), and the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) on the same day if notified by such Issuing Bank prior to 11:00 a.m., New York City time, on the date of such payment and (ii) not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement if notified by such Issuing Bank after 11:00 a.m., New York City time, on the date of such payment; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan, in each case in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in dollars and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)                                  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final, nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h)                                 Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Upon the making of an LC Disbursement by any Issuing Bank following receipt from the beneficiary of any Letter of Credit of any notice of an LC Disbursement under such Letter of Credit, such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and that such Issuing Bank has made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i)                                     Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j)                                    Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit and pledge

(as a perfected first priority security interest) in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders (including the Swingline Lender), an amount of cash in dollars equal to 103% of the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit and pledge such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.24(a)(iv)), then promptly upon the request of the Administrative Agent, any Issuing Bank or the Swingline Lender, the Borrower shall deliver and pledge to the Administrative Agent cash in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender).  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the termination of Defaulting Lender status, as applicable.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)                                 Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l)                                     Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).

Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(m)                             Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements; provided that such activity shall be reported daily with respect to commercial Letters of Credit, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

Section 2.06                             Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent.  If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative

Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)                                  The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

Section 2.07                             Interest Elections.

(a)                                 Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Revolving Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such written Interest Election Request shall be irrevocable.

(c)                                  Each Interest Election Request shall be in writing and shall specify the following information in compliance with Section 2.03:

(i)                  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)           if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one-month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing with an Interest Period greater than one-month and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to a Eurocurrency Borrowing with an Interest Period of one-month at the end of the applicable Interest Period.

Section 2.08                             Termination and Reduction of Commitments.

(a)                                 Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date and (ii) the Term Commitments shall upon the funding thereof.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09                             Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is ten (10) Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.  In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e)                                  The Term Loans made by each Term Lender shall, at the request of such Term Lender, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit E-2, dated as of (i) the Closing Date or (ii) the effective date of an Assignment pursuant to Section 9.04(b), payable to the order of such Term Lender and otherwise duly completed.  The Revolving Loans (other than Swingline Loans) made by each Revolving Lender shall, at the request of such Revolving Lender, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit E-1, dated (i) the Closing Date or (ii) the effective date of an Assignment pursuant to Section 9.04(b), payable to the order of such Revolving Lender in a principal amount as originally in effect and otherwise duly completed and such substitute Notes as required by Section 9.04(b).  The Swingline Loans made by the Swingline Lender resulting from the advances under Section 2.04 shall, at the request of the Swingline Lender, be evidenced by a promissory note of the Borrower in substantially the form of Exhibit E-3, payable to the order of the Swingline Lender in a principal amount equal to the Swingline Commitment.  The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Notes, and, prior to any transfer may be endorsed by such Lender on the schedule attached to such Notes or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.10                             Amortization of Term Loans.

(a)                                 Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Loan Borrowings with respect to Term Loans on the last day of each March, June, September and December (commencing on December 31, 2014) in the principal amount of Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans made on the Closing Date multiplied by (ii) 1.25%; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(b)                                 To the extent not previously paid, all Term Loans of each Class shall be due and payable on the Term Maturity Date for the Term Loans of such Class.

(c)                                  Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section, or, except as otherwise provided in any Additional Credit Extension Amendment, pursuant to the corresponding section of such Additional Credit Extension Amendment, on a pro rata basis among all such scheduled and outstanding repayments.

(d)                                 Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11                             Prepayment of Loans.

(a)                                 (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirement to pay any amounts required pursuant to paragraph (h) of this Section.

(ii)                                  Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing after giving effect to the applicable prepayment and (y) no proceeds of Revolving Loans or Swingline Loans are used for this purpose, the Borrower may offer to prepay the outstanding Term Loans on the following basis:

(A)                               The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, a “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of any Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers; provided, further, that any Term Loan that is prepaid shall be automatically and irrevocably cancelled and the Register shall be updated to reflect such cancellation (calculated on the par amount thereof) immediately upon acquisition by the Borrower.

(B)                               (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender of any one or more Classes of Term Loans, (II) any such offer shall specify the aggregate principal amount of each Class offered to be prepaid (the “Specified Discount Prepayment Amount”) and the specific percentage discount to par (the “Specified Discount”) of such Class of Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $500,000 and whole increments of $100,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)                                 Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such Specified Discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)                                 If there is at least one Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders of any Class exceeds the Specified Discount Prepayment Amount for such Class, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders of such Class in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender, and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (F) below (subject to paragraph (J) below).

(C)                               (1) Subject to the proviso to paragraph (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender of one or more Classes of Term Loans, (II) any such notice shall specify the maximum aggregate principal amount of each Class of Term Loans (the “Discount Range Prepayment Amount”), subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $500,000 and whole increments of $100,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”).  Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount.  Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent (or its delegate) by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)                                 The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this paragraph (C).  The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the

Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following paragraph (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)                                 If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender, and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (F) below (subject to paragraph (J) below).

(D)                               (1) Subject to the proviso to paragraph (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender of one or more Classes of Term Loans, (II) any such notice shall specify the maximum aggregate principal amount of each Class of Term Loans (the “Solicited Discounted Prepayment Amount”) the Borrower is willing to prepay at a discount (it being understood that different Solicited Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $500,000 and whole increments of $100,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the

“Solicited Discounted Prepayment Response Date”).  Each relevant Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent (or its delegate) by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)                                 The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  The Borrower shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any.  If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this paragraph (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)                                 Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this paragraph (D).  If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Borrower will prepay outstanding Term Loans pursuant to this paragraph (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction

Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (F) below (subject to paragraph (J) below).

(E)                                In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F)                                 If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date.  The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro rata basis across such installments.  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.  The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)                               To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii) established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)                              Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business of the Auction Agent on the next Business Day.

(I)                                   Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J)                                   The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(K)                               Holdings, the Borrower or its Subsidiaries, as the case may be, shall represent and warrant as of the date of any assignment to Holdings, the Borrower or any of their Subsidiaries that it does not have any Excluded Information at such time.

(b)                                 In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c)                                  In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” within one Business Day of such Prepayment Event), prepay Term Loan Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event,” if the Borrower and its Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 365 days after receipt of such Net Proceeds in long-term assets useful in the business of the Borrower and the Restricted Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so (x) invested (or committed to be invested) by the end of such 365-day period or (y) if committed to be so invested within such 365-day period, have not been so invested within 180 days after the end of such 365-day period, in each case, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested), in the case of clause (x), or that have not been so invested, in the case of clause (y).

(d)                                 Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2015, the Borrower shall prepay Term Loan Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a)(i) during such fiscal year (excluding all such prepayments funded with the proceeds of other Funded Debt (other than Revolving Borrowings).  Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) Business Days after the date on which financial statements were required to have been delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e)                                  [reserved].

(f)                                   (A) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (g) of this Section.  In the event of any optional prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such optional prepayment is allocated among Borrowings of Term Loans of each Class pro rata (or, to the extent provided in the Additional Credit Extension Amendment for any Class of Term Loans, less than pro rata for such Class) based on the aggregate principal amount of outstanding Borrowings of each such Class.  Optional prepayments of Term Loans shall otherwise be allocated as directed by the Borrower; provided that, absent any such direction, such prepayments shall be applied to the remaining amortization payments of such Term Loans in direct order of maturity thereof.

(B)                               In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such mandatory prepayment is allocated among Borrowings of Term Loans of each Class pro rata (or, to the extent provided in the Additional Credit Extension Amendment for any Class of Term Loans, less than pro rata for such Class) based on the aggregate principal amount of outstanding Borrowings of each such Class.  Mandatory prepayments of Term Loans shall be applied to the remaining amortization payments of such Term Loans on a pro rata basis among all scheduled and outstanding payments; provided, further, that, notwithstanding anything to the contrary contained in this Section 2.11(f), any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) (a “Notice of Election”) at least two Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to Section 2.11(c) (with respect to a Prepayment Event described in clause (a) of the definition of “Prepayment Event”) or (d), in which case, solely with respect to mandatory prepayments by the Borrower in respect of any event described in clause (a) of the definition of the term “Prepayment Event,” the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined shall be re-offered to those Term Lenders who have initially accepted such prepayment (such reoffer to be made to each such Term Lender based on the percentage which such relevant Lender’s Term Loans represents of the aggregate amount of Term Loans of all such Lenders who have initially accepted such prepayment).  In the event of such a re-offer, the relevant Lenders may elect to decline in such Notice of Election all the amount of such prepayment that is reoffered to them, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by the Borrower, or otherwise applied in accordance with applicable law.

(C)                               In the absence of a designation by the Borrower as described in the preceding provisions (A) and (B) of this paragraph as to the Type of Borrowing of any Class being so prepaid, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(f)(B), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(g)                                  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing substantially in the form of Exhibit S (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or, in the case of a prepayment of the Revolving Loans and termination of the Revolving Commitments in whole, five Business Days) before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day (or, in the case of a prepayment of the Revolving Loans and termination of the Revolving Commitments in whole, five Business Days) before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or Borrowing of the applicable Class or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; provided, further that any notice of mandatory prepayment pursuant to Section 2.11(c) or 2.11(d) must be delivered not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

(h)                                 All prepayments hereunder shall be accompanied by (1) accrued interest to the extent required by Section 2.13, (2) any amounts payable as provided in Section 2.16 and (3) to the extent the prepayment is pursuant to Section 2.11(c) (other than a result of a Prepayment Event described in clause (a) of the definition thereof) or 2.11(a)(i), the Prepayment Premium.

Section 2.12                             Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Revolving Commitment of such Lender (other than any Defaulting Lender) during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily maximum amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at the rate equal to 0.25% per annum (or such lower rate as agreed between the Borrower and the relevant Issuing Bank) on the average daily maximum amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (including those set forth in the Fee Letter).

(d)           Notwithstanding the foregoing, and subject to Section 2.24, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section.

Section 2.13          Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue or be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14          Alternate Rate of Interest.  If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing and shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

Section 2.15          Increased Costs.

(a)           If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)     subject any Lender to any Tax of any kind whatsoever (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.17 or Excluded Taxes); or

(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or ABR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 2.16          Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.  Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

Section 2.17          Taxes.

(a)           Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction on account of any Taxes; provided that if any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct Taxes from such payments, then (i) if the Tax in question is an Indemnified Tax or an Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17) each of the Administrative Agent, Lender or Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party, the Administrative Agent or other applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)           Without duplication of any amounts paid under Sections 2.17(a) or 2.17(b) above, the Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for any Indemnified Taxes payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.  Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i)      Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)     Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)          two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and such other documentation as required under the Code,

(B)          two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D)          to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partners), or

(E)           any other form prescribed by applicable Requirements of Law as a basis for claiming an exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Section 1471(b) or 1472(b), as applicable) of the Code, such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(e)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)            If and to the extent the Administrative Agent or a Lender determines, in its sole good faith discretion, that it received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, as applicable, agrees promptly to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential).  Notwithstanding anything to the contrary, this Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential to any Loan Party or any other person).

(g)           The agreements in this Section 2.17 shall survive the termination of this Agreement, an assignment of rights by or replacement of any Lender and the repayment of all Loans and all other amounts payable hereunder.

(h)           For the avoidance of doubt, for purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

Section 2.18          Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of the Loans of Lenders that have consented to any such extension.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.19          Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17(a) or (c) or any event gives rise to the operation of Section 2.25, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.25, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)           If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.25, (ii) the Borrower is required to pay any amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.25, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20          Increase in Commitments.

(a)           The Borrower may by written notice to the Administrative Agent elect to seek (x) commitments (“Additional Revolving Commitments”) to increase the Revolving Commitments of any Class and/or (y) commitments (“Additional Term Commitments”) to increase the aggregate principal amount of any existing Class of Term Loans or to establish one or more new Classes of Term Loans; provided that:

(i)          the aggregate amount of all Additional Commitments shall not exceed the Incremental Cap;

(ii)         any such increase or any new Class shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof; provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the preceding clause (i);

(iii)        no existing Lender shall be required to provide any Additional Commitments;

(iv)        each of the conditions set forth in Section 4.02 shall be satisfied;

(v)         the final maturity date of any Additional Term Loans shall be no earlier than the Latest Maturity Date;

(vi)        the Additional Term Loans shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of each Class of Term Loans outstanding prior to such proposed incurrence of Additional Term Loans (the “Outstanding Term Loans”);

(vii)       the interest margins for the Additional Term Loans shall be determined by the Borrower and the Lenders of such Additional Term Loans; provided that in the event that the All-In Yield for any Additional Term Loans is greater than the All-In Yield for Outstanding Term Loans by more than 50 basis points, then the Applicable Rate for such Additional Term Loans shall be increased to the extent necessary so that the All-In Yield for such Additional Term Loans is not more than 50 basis points higher than the All-In Yield for Outstanding Term Loans, and the Applicable Rate for the Initial Revolving Commitments (and, to the extent specified in any

Additional Credit Extension Amendment for Revolving Commitments of any other Class, such other Class of Revolving Commitments) shall be increased by a like amount;

(viii)      the security interest and guaranties benefiting the Additional Term Loans and/or Additional Revolving Commitments (and advances of credit thereunder) will rank pari passu in right of payment and security with the existing Facilities; provided that the security interests and guaranties benefiting the Additional Term Loans may rank junior in right of payment or security to the Term Loans incurred on the Closing Date, or such Additional Term Loans may be unsecured, so long as (x) any such Additional Term Loans are established as a separate sub-facility from the Term Loans incurred on the Closing Date and (y) any such Additional Term Loans ranking junior in right of payment or security will be subordinated on the terms set forth in a Junior Lien Intercreditor Agreement;

(ix)        any Additional Term Loans shall share on a pro rata basis in any voluntary and mandatory prepayments with the Outstanding Term Loans or, if agreed to by the lenders of Additional Term Loans, on a less than pro rata basis (but in no event on a greater than pro rata basis); and

(x)         any Additional Revolving Commitment shall be on the same terms and pursuant to documentation applicable to the Revolving Commitments of such Class that is being increased, and any Additional Term Loans and Additional Term Commitments shall be pursuant to documentation applicable to the Outstanding Term Loans and on terms to be determined, provided that, to the extent such terms are not consistent with the Outstanding Term Loans (except to the extent permitted by clause (v), (vi), (vii) or (ix) above), they shall be reasonably satisfactory to the Administrative Agent.

(b)           Each such notice shall specify (x) the date (each, an “Additional Commitments Effective Date”) on which the Borrower proposes that the Additional Commitments shall be effective, which shall be a date reasonably acceptable to the Administrative Agent and (y) the identity of the Persons (each of which shall be an Eligible Assignee (for this purpose treating a Lender of Additional Commitments as if it were an assignee)) whom the Borrower proposes would provide the Additional Commitments and the portion of the Additional Commitment to be provided by each such Person.  As a condition precedent to the effectiveness of any Additional Commitments, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to the Additional Commitments (and assuming full utilization thereof), (i) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.20(b), the representations and warranties contained in Sections 3.04(a), (b) and (c) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.01(a) and (b), as applicable, (ii) subject to the second to last sentence of Section 4.02, no Default or Event of Default exists and (iii) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant recomputed (assuming the applicable Additional Revolving Commitments are fully drawn and without netting the cash proceeds of any Additional Commitments in calculating the First Lien Net Leverage Ratio) as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b) (only if such Financial Performance Covenant would be applicable at the time).

(c)                                  On each Additional Commitments Effective Date with respect to any Additional Term Commitment, each Person with an Additional Term Commitment shall make an Additional Term Loan to the Borrower in a principal amount equal to such Person’s Additional Term Commitment.  The Borrower shall prepay any Revolving Loans outstanding on the Additional Commitments Effective Date with respect to any Additional Revolving Commitment (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans pro rata across all Classes of Revolving Commitments arising from any nonratable increase in the Revolving Commitments.  If there is a new borrowing of Revolving Commitments on such Additional Commitments Effective Date, the Revolving Lenders after giving effect to such Additional Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01(b).

(d)                                 The Additional Commitments shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Additional Commitments (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20.

(e)                                  This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.21                             Extended Term Loans and Extended Revolving Commitments.

(a)                                 The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (the Loans of such applicable Class, the “Existing Term Loans”) be converted into a new Class of Term Loans (the Loans of such applicable Class, the “Extended Term Loans”) with terms consistent with this Section 2.21.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (a “Term Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to those applicable to the Existing Term Loans from which such Extended Term Loans are to be converted except that:

(i)                  the maturity date of the Extended Term Loans shall be later than the maturity date of the Existing Term Loans and the Weighted Average Life to Maturity of such Extended Term Loans shall be longer than the then remaining Weighted Average Life to Maturity of the Existing Term Loans;

(ii)               all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Existing Term Loans;

(iii)            (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Term Loans may be different than those for the Existing Term Loans and (B) additional fees and/or premiums may be payable to the Extending Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A);

(iv)           the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Extending Lenders so long as such Extended Term Loans do not participate on a greater than pro rata basis in any such mandatory prepayments as compared to existing Term Lenders; and

(v)              Holding and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Term Loans).

(b)                                 The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class (the Commitments of such applicable Class, the “Existing Revolving Commitments”) be converted into a new Class of Revolving Commitments (the Commitments of such applicable Class, the “Extended Revolving Commitments”) with terms consistent with this Section 2.21(b).  In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Commitments except that:

(i)                  the maturity date of the Extended Revolving Commitments shall be later than the maturity date of the Existing Revolving Commitments;

(ii)               (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, OID and premiums with respect to the Extended Revolving Commitments may be different than those for the Existing Revolving Commitments and/or (B) additional fees and/or premiums may be payable to the Extending Lenders in addition to or in lieu of any of the items contemplated by the preceding subclause (A) and/or (C) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be different than those for the Existing Revolving Commitments;

(iii)            Holdings and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Revolving Commitments.

(c)                                  Each Extension Request shall specify the date (the “Extension Effective Date”) on which the Borrower proposes that the conversion of an Existing Class into an Extended Class shall be effective, which shall be a date reasonably satisfactory to the Administrative Agent.  Each Lender of an Existing Class that is requested to be extended shall be offered the opportunity to convert its Existing Class into the Extended Class on the same basis as each other Lender of such Existing Class.  Any Lender (to the extent applicable, an “Extending Lender”) wishing to have all or a portion of its Existing Class subject to such Extension Request converted into an Extended Class shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Class subject to such Extension Request that it has elected to convert into an Extended Class.  In the event that the aggregate portion of the Existing Class subject to Extension Elections exceeds the amount of the Extended Class requested pursuant to the Extension Request, the portion of the Existing Class converted shall be allocated on a pro rata basis based on the amount of the Existing Class included in each such Extension Election.  Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically with all Existing Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Swingline Loans under Section 2.04 and Letters of Credit under Section 2.05, except that the applicable Additional Credit Extension Amendment may provide that the maturity date for Swingline Loans and/or the Letters of Credit may be extended and the related obligations to make Swing Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d)                                 An Extended Class shall be established pursuant to an Additional Credit Extension Amendment executed by the Extending Lenders (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender).  No Additional Credit Extension Amendment shall provide for any Class of (x) Extended Term Loans in an aggregate principal amount that is less than $10,000,000 or (y) Extended Revolving Commitments in an aggregate principal amount that is less than $5,000,000.  In addition to any terms and changes required or permitted by Section 2.21(a), the Additional Credit Extension Amendment shall amend the scheduled amortization payments pursuant to Section 2.10 with respect to the Existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled principal repayment amounts for the Existing Term Loans in the same proportion as the amount of Existing Term Loans to be converted pursuant to such Additional Credit Extension Amendment.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, on the Extension Effective Date, (i) the principal amount of each Existing Term Loan shall be deemed reduced by an amount equal to the principal amount converted into an Extended Term Loan, (ii) the amount of each Existing Revolving Commitment shall be deemed reduced by an amount equal to the amount converted into an Extended Revolving Commitment and (iii) if, on any Extension Effective Date, any Loans of any Extending Lender are outstanding under the applicable Existing Revolving Commitments, such Loans (and any related participations) shall be deemed to be converted into Loans (and related participations) made pursuant to the Extended Revolving Commitments in the same proportion as such Extending Lender’s Existing Revolving Commitments are converted to Extended Revolving Commitments.

(f)                                   This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.  Each Extended Class shall be documented by an Additional Credit Extension Amendment executed by the Extending Lenders providing such Extended Class (and the other persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21.

Section 2.22                             Refinancing Term Loans.

(a)                                 The Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Term Loans under this Agreement or an increase to an existing Class of Term Loans under this Agreement (“Refinancing Term Loans”); provided that:

(i)                  the proceeds of such Refinancing Term Loans shall be used, concurrently or substantially concurrently with the incurrence thereof, solely to refinance all or any portion of any outstanding Term Loans;

(ii)               each Class of Refinancing Term Loans shall be in an aggregate amount of $10,000,000 (or such other amount necessary to repay any Class of outstanding Term Loans in full);

(iii)            such Refinancing Term Loans shall be in an aggregate principal amount not greater than the aggregate principal amount outstanding of Term Loans to be refinanced plus any accrued interest, premiums, fees, costs and expenses related thereto (including any OID or upfront fees);

(iv)           the final maturity date of such Refinancing Term Loans shall be later than the maturity date of the Term Loans being refinanced, and the Weighted Average Life to Maturity of such Refinancing Term Loans shall be longer than the then remaining Weighted Average Life to Maturity of each Class of Term Loans being refinanced;

(v)              (A) the pricing, rate floors, discounts, fees and optional and mandatory prepayment or redemption provisions applicable to such Refinancing Term Loans shall be as agreed between the Borrower and the Refinancing Term Lenders so long as, in the case of any mandatory prepayment or redemption provisions, such Refinancing Term Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to Term Lenders and (B) the covenants and other terms applicable to such Refinancing Term Loans (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the Borrower and the lenders providing such Refinancing Term Loans, shall not be materially more favorable (when taken as a whole) to the Refinancing Term Lenders than those applicable to any Class of Term Loans then outstanding under this Agreement (as determined by the Borrower in good faith), except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date then-applicable to any term loan facility hereunder or such covenants or other terms apply equally for the benefit of the other Lenders;

(vi)           no existing Lender shall be required to provide any Refinancing Term Loans; and

(vii)        the Refinancing Term Loans shall rank pari passu in right of payment and/or of security with the existing Loans, on terms and pursuant to documentation applicable to the Term Loans being refinanced.

(b)                                 Each such notice shall specify (x) the date (each, a “Refinancing Term Effective Date”) on which the Borrower proposes that the Refinancing Term Loans be made, which shall be a date reasonably acceptable to the Administrative Agent and (y) the identity of the Persons (each of which shall be an Eligible Assignee (for this purpose treating a Lender of Refinancing Term Loans as if it were an assignee)) whom the Borrower proposes would provide the Refinancing Term Loans and the portion of the Refinancing Term Loans to be provided by each such Person.  On each Refinancing Term Effective Date, each Person with a commitment for a Refinancing Term Loan (each such Person, a “Refinancing Term Lender”) shall make a Refinancing Term Loan to the Borrower in a principal amount equal to such Person’s Commitment therefor.

(c)                                  This Section 2.22 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.  The Refinancing Term Loans shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Refinancing Term Loans (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.

Section 2.23                             Replacement Revolving Commitments.

(a)                                 The Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Revolving Commitments (“Replacement Revolving Commitments”) to replace all or a portion of any existing Classes of Revolving Commitments under this Agreement (“Replaced Revolving Commitments”); provided that:

(i)                  substantially concurrently with the effectiveness of the Replacement Revolving Commitments, all or an equivalent portion of the Revolving Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, than any Letters of Credit issued and outstanding under the Replaced Revolving Commitments shall be deemed to have been issued under the Replacement Revolving Commitments if the amount of such Letters of Credit would exceed the remaining amount of commitments under the Replaced Revolving Commitments after giving effect to the reduction contemplated hereby);

(ii)               such Replacement Revolving Commitments shall be in an aggregate amount not greater than the aggregate amount of Replaced Revolving Commitments to be replaced plus any accrued interest, premiums, fees, costs and expenses related thereto (including any OID or upfront fees);

(iii)            the final maturity date of such Replacement Revolving Commitments shall be later than the maturity date of the Replaced Revolving Commitments;

(iv)           the Letter of Credit Sublimit and the Swingline Commitments under such Replacement Revolving Commitments shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent, the Issuing Banks (or any replacement Issuing Banks) and the Swingline Lender (or any replacement Swingline Lender);

(v)              (A) the pricing, rate floors, discounts, fees and optional prepayment or redemption provisions applicable to such Replacement Revolving Commitments shall be as agreed between the Borrower and the Replacement Revolving Lenders so long as, in the case of any optional prepayment or redemption provisions, such Replacement Revolving Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to Replaced Revolving Commitments and (B) the covenants and other terms applicable to such Replacement Revolving Commitments (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the Borrower and the lenders providing such Replacement Revolving Commitments, shall not be materially more favorable (when taken as a whole) to the lenders providing the Replacement Revolving Commitments than those applicable to the Replaced Revolving Commitments (as determined by the Borrower in good faith), except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date then applicable to any revolving credit facility hereunder or such covenants or other terms apply equally for the benefit of the other Lenders;

(vi)           no existing Lender shall be required to provide any Replacement Revolving Commitments; and

(vii)        the Replacement Revolving Commitments shall rank pari passu in right of payment and/or of security with the existing Loans, on terms and pursuant to documentation applicable to the Replaced Revolving Commitments and subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the existing Lenders.

(b)                                 Each such notice shall specify (x) the date on which the Borrower proposes that the Replacement Revolving Commitments become effective, which shall be a date reasonably acceptable to the Administrative Agent and (y) the identity of the Persons (each of which shall be an Eligible Assignee

(for this purpose treating a Lender of Replacement Revolving Commitments as if it were an assignee)) whom the Borrower proposes would provide the Replacement Revolving Commitments (each such person, a “Replacement Revolving Lender”) and the portion of the Replacement Revolving Commitments to be provided by each such Person.

(c)                                  This Section 2.23 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.  The Replacement Revolving Commitments shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Replacement Revolving Commitments (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23.

Section 2.24                             Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                  Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)               Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, in the case of a Revolving Lender, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to that Defaulting Lender in accordance with Section 2.05(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy that Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to that Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.05(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which a

Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied  to the payment of any Loans of, or LC Disbursements owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j), in each case pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees as provided in Section 2.12(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.05(j).

(C) With respect to any commitment fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure, as applicable, to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           Reallocation of Applicable Percentages to Reduce Fronting Exposure.

(A)                               During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Sections 2.04 and 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that Lender.

(v)              Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Swingline Exposure and (y) second, cash collateralize the Issuing Banks’ LC Exposure in accordance with the procedures set forth in 2.05(j).

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.24(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto

Section 2.25                             Illegality.  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans denominated in dollars to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders that:

Section 3.01                             Organization; Powers.  Each of Holdings, the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Financing Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02                             Authorization; Enforceability.  The Financing Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when delivered hereunder, will have been duly executed and delivered by such Loan Party and will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03                             Governmental Approvals; No Conflicts.  The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) solely in the case of a foreclosure of the pledge of Equity Interests in any Broker-Dealer Subsidiary or any direct or indirect parent company of any Broker-Dealer Subsidiary under the Loan Documents, any approval by FINRA or similar Governmental Authority of a change in control or ownership or transfer of assets or line of business of any Broker-Dealer Subsidiary (or direct or indirect parent company thereof) and (iii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04                             Financial Condition; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the entities to which they relate as of the dates thereof and their results of operations and cash flows for the periods covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited consolidated balance sheet of Parent and its subsidiaries as of June 30, 2014 and the unaudited consolidated balance sheet of MCH and its subsidiaries as of June 30, 2014 and, in each case, the related consolidated statements of operations, shareholders’ equity (or members’ equity, as applicable) and cash flows for the six-month periods ended on June 30, 2014 and 2013 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent and its subsidiaries or MCH and its subsidiaries, as applicable, as of the date thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  The Borrower has heretofore furnished to the Lenders the consolidated pro forma balance sheet of the Borrower and its Subsidiaries as of June 30, 2014, and a related pro forma statement of operations and reconciliation of estimated pro forma adjusted Consolidated EBITDA for the twelve months ended June 30, 2014, the fiscal year ended December 31, 2013 and certain other historical periods to Consolidated EBITDA (such pro forma balance sheet and reconciliation, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if such transactions had occurred on such date or at the beginning of such period, as the case may be.  The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis and in accordance with GAAP the estimated financial position of the Borrower and its Subsidiaries as at June 30, 2014, and on a Pro Forma Basis their estimated adjusted Consolidated EBITDA for such periods, assuming that the Transactions had actually occurred at such date or at the beginning of such period (excluding the impact of purchase accounting effects required by GAAP).

(d)                                 Since December 31, 2013, there has been no Material Adverse Effect.

(e)                                  As of the Closing Date, Parent has no assets other than (i) the Equity Interests of Holdings, (ii) debt issuance costs of approximately $0.3 million and deferred tax assets of approximately $3.8 million and (iii) the VCH Tax Refund Receivable.

Section 3.05                             Properties.

(a)                                 Each of Holdings, the Borrower and the Restricted Subsidiaries has good title to all the Mortgaged Properties, (i) free and clear of all Liens except for Permitted Encumbrances and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 No Mortgage encumbers Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.07.

Section 3.06                             Litigation and Environmental Matters.

(a)                                 Except as set forth in Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability, (iv) has, to the knowledge of Holdings or the Borrower, any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability, or (v) currently owns, leases or operates, or to the knowledge of Holdings, the Borrower or any Restricted Subsidiary has formerly owned, leased or operated any properties which contain or where there has been a Release or threat of Release of any Hazardous Materials in amounts or concentrations which constitute a violation of, or require investigation, response or other corrective action by Holdings, the Borrower or any Restricted Subsidiary under, applicable Environmental Laws.  To the knowledge of Holdings or the Borrower, all Hazardous Materials transported from any property currently or formerly owned or operated by any of Holdings, the Borrower or any Restricted Subsidiary for off-site disposal have been disposed of in a manner which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.07                             Compliance with Laws and Agreements.  Each of Holdings, the Borrower and its Restricted Subsidiaries is in material compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Broker-Dealer Restricted Subsidiary has obtained the Broker-Dealer Licenses and Memberships and Broker-Dealer Registrations and, except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, all such Broker-Dealer Licenses and Memberships and Broker-Dealer Registrations are in full force and effect.

Section 3.08                             Investment Company Status.  None of Holdings, the Borrower or any Restricted Subsidiary is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

Section 3.09                             Taxes.  Except for failures that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,  Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on it or its properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings; provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

There is no current, pending or proposed Tax assessment, deficiency or other claim against Holdings, the Borrower or any Restricted Subsidiary except (i) those being actively contested by Holdings, the Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10                             ERISA; Labor Matters.

(a)                                 Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)                                 Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c)                                  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i)                                     any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)                                  the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)                               each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(d)                                 There are no collective bargaining agreements or Multiemployer Plans covering the employees of Holdings, the Borrower or any of the Restricted Subsidiaries as of the Closing Date.  None of Holdings, the Borrower or any Restricted Subsidiary has suffered any strikes, walkouts, material work stoppages or other material labor difficulty within the last five years.

Section 3.11                             Disclosure.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

Section 3.12                             Subsidiaries.  As of the Closing Date, Schedule 10 to the Perfection Certificate sets forth the name of, and the ownership interest of Holdings and each Subsidiary in, each Subsidiary.

Section 3.13                             Intellectual Property; Licenses, Etc.  Holdings, the Borrower and its Restricted Subsidiaries own, license or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their businesses as currently conducted, without conflict with the Intellectual Property of any Person, except to the extent such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Intellectual Property used by Holdings, the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14                             Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of Holdings and its subsidiaries, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of Holdings and its subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) Holdings and its subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and liabilities become absolute and matured, and (d) Holdings and its subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged or in which they are about to be engaged, as such business is now conducted and is proposed to be conducted following the Closing Date.  For purposes of this Section 3.14, (i) the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability and (ii) it is assumed that the Indebtedness and other obligations incurred on the Closing Date under the Loan Documents will become due on their respective maturities.

Section 3.15                             Senior Indebtedness.  The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

Section 3.16                             Federal Reserve Regulations.

(a)                                 None of Holdings, the Borrower or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

(b)                                 Each Broker-Dealer Subsidiary is a broker and dealer or an introducing broker subject to the provisions of Regulation T of the Board of Governors.  Each Broker-Dealer Restricted Subsidiary that extends purpose credit to customers (as those terms are defined in Regulation T of the Board of Governors) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T of the Board of Governors, and associated persons of each Broker-Dealer Restricted Subsidiary regularly supervise its activities and the activities of associated persons and employees of such Broker-Dealer Subsidiary to ensure that such Broker-Dealer Restricted Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T of the Board of Governors, except for inadvertent failures to comply with Regulation T of the Board of Governors in connection with transactions which are not material either in number or amount.

Section 3.17                             Use of Proceeds.  The Borrower will use the proceeds of (a) the Term Loans made on the Closing Date to finance the Transactions and (b) the Revolving Loans and Swingline Loans made after the Closing Date to provide for the ongoing working capital requirements of the Borrower and its Subsidiaries and for general corporate purposes.

Section 3.18                             No Conflict with Sanctions Laws.  None of Holdings, the Borrower or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any director, officer, agent or employee of Holdings or the Borrower or any of the Restricted Subsidiaries is a person, government, country or entity (“Person”) with whom transactions or dealings would be prohibited for U.S. persons to engage in under any of the sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, and the U.S. Department of State, as well as the European Union, Her Majesty’s Treasury or other relevant sanctions authority with jurisdiction over such person (collectively “Sanctions”), nor is Holdings, the Borrower or any of its Subsidiaries located, organized, resident, doing business or conducting transactions with the government of, or persons within, a country or territory that is the subject of Sanctions; and the Borrower will not use the proceeds from the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or is in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Agent or otherwise) of Sanctions.

Section 3.19                             No Unlawful Contributions or Other Payments.  Holdings, the Borrower and its Subsidiaries are in compliance in all material respects with the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder (“FCPA”) and the UK Bribery Act.  No part of the proceeds of the Loans will be used directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the UK Bribery Act.

Section 3.20                             PATRIOT Act.  To the extent applicable, Holdings, the Borrower and the Subsidiaries are in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter

V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

Section 3.21                             Perfection, Etc.Each Security Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and any applicable documents are filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and (b) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Collateral Agreement), the Liens created by the Security Documents shall constitute fully perfected Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 3.22                             Membership in FINRA; Registration; Etc.  Except as set forth on Schedule 3.22, to the extent required pursuant to applicable Requirements of Law, each Broker-Dealer Subsidiary is a member in good standing of FINRA and each Broker-Dealer Subsidiary is duly registered as a broker-dealer with the SEC and/or duly registered as an introducing broker with the CFTC, and in each state where the conduct of a material portion of its business requires such registration.

ARTICLE IV
CONDITIONS

Section 4.01                             Closing Date.  The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder on the Closing Date was subject to each of the following conditions, each of which was satisfied on or prior to the Closing Date:

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of Willkie Farr & Gallagher LLP, counsel for the Loan Parties, substantially in the form of Exhibit G.  Each of Holdings and the Borrower hereby requests such counsel to deliver such opinion.

(c)                                  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d)                                 The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)                                  The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Bookrunner and the Borrower to be due and payable on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party.

(f)                                   The Collateral and Guarantee Requirement (other than to the extent contemplated by Section 5.14) shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of Holdings, the Borrower, and the Restricted Subsidiaries, together with all attachments contemplated thereby, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except Liens permitted by Section 6.02; provided, however, that the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement (except for the execution and delivery of the Security Agreement and to the extent that a Lien on such Collateral may be perfected solely (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and the Restricted Subsidiaries to the extent possession of such stock certificates or other certificates perfects a security interest therein; provided that Holdings and the Borrower shall have delivered all stock certificates to the Administrative Agent on or prior to the Closing Date but, in the case of stock certificates of any subsidiary of the Target, solely to the extent such stock certificates have been received from the Sellers, so long as Holdings and the Borrower shall have used all commercially reasonable efforts to cause the Sellers to deliver such certificates to Holdings and the Borrower on the Closing Date) shall not constitute conditions precedent to any Borrowing on the Closing Date after the Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date without undue burden or expense if the Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests in accordance with Section 5.12 and Section 5.14.

(g)                                  (i) From December 31, 2013 until April 16, 2014 there shall not have been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) from April 16, 2014 until the Closing Date, no Material Adverse Effect shall have occurred.  For purposes of this Section 4.01(g) only, “Material Adverse Effect” shall have the meaning assigned to such term in the Acquisition Agreement provided that for purposes hereof, clause (G) of such definition shall be modified by adding the following at the end thereof:  “(with the consent of the Joint Lead Arrangers, not to be unreasonably withheld).”

(h)                                 The Administrative Agent shall have received a certificate, dated the Closing Date, executed by any Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(g), (k) and (l) are satisfied.

(i)                                     The Bookrunner shall have received the financial statements described in Sections 3.04(b) and (c), and such financial statements shall be certified by a Financial Officer as presenting fairly, in all material respects, the consolidated financial position, results of operations and cash flows of MCH or the Borrower and its Subsidiaries, as applicable, as of the dates or for the periods covered, as applicable.  The Bookrunner shall have received the Pro Forma Financial Statements.

(j)                                    The Acquired Business Representations shall be accurate in all material respects (without duplication of any materiality qualifier set forth therein).  The Specified Representations shall be accurate in all material respects.

(k)                                 The Acquisition shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Closing Date, shall be consummated, in accordance with the Acquisition Agreement, in each case without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders or the Joint Lead Arrangers.

(l)                                     All pre-existing indebtedness of Parent, MCH and their respective subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Administrative Agent, other than (x) any indebtedness of MCH and its subsidiaries and liens on assets of the MCH and its subsidiaries, in each case, that are permitted to remain outstanding pursuant to the Acquisition Agreement, (y) notes issued in consideration of the repurchase of stock of departing employees and (z) other indebtedness listed on Schedule 6.01.

(m)                             The Lenders shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Exhibit F certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(n)                                 (i) The Equity Financing shall have been consummated or shall be consummated substantially simultaneously with the initial funding of the Loans on the Closing Date and (ii) certain existing equityholders of the Sellers shall have exchanged certain of their equity interests in the Target and its subsidiaries to be acquired immediately prior to the consummation of the Transactions for common equity in the Parent, and the aggregate amount in clauses (i) and (ii), together with the aggregate value of all equity of the Parent outstanding immediately prior to the Closing Date (before giving effect to the equity contribution referred to in clause (i)), shall equal at least 50% of the total pro forma debt and equity capitalization of Holdings and its Subsidiaries on the Closing Date after giving effect to the Transactions (collectively, the “Equity Contribution”), and the Equity Financing shall constitute at least 30% of the Equity Contribution.

(o)                                 The Administrative Agent and the Bookrunner shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as shall have been requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or the Bookrunner that they shall have determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(p)                                 The Administrative Agent shall have received certified copies of Uniform Commercial Code, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Encumbrances).

(q)                                 The Administrative Agent and, if applicable, any Issuing Bank shall have received a Borrowing Request in accordance with the requirements hereof.

The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 4.02                             Each Credit Event After the Closing Date.  The obligation of each Lender to make a Loan on the occasion of any Borrowing after the Closing Date, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit after the Closing Date, is subject to receipt of the borrowing request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)                                 The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (in each case, unless such date is the Closing Date); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c)                                  The Administrative Agent and, if applicable, any Issuing Bank or any Swingline Lender shall have received a Borrowing Request in accordance with the requirements hereof.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Notwithstanding anything in this Section 4.02 and in Section 2.20 to the contrary, to the extent that the proceeds of Additional Term Loans or Additional Revolving Commitments are to be used to finance a Permitted Acquisition or Investment permitted hereunder, the only conditions precedent to the funding of such Additional Term Loans or the initial borrowings under such Additional Revolving Commitments shall be (i) the conditions precedent set forth in the related Additional Credit Extension Amendment, (ii) that the Specified Representations and the “acquired business representations” with respect to the target of such Permitted Acquisition or Investment permitted hereunder shall be true and correct, (iii) no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom and (iv) the Administrative Agent and, if applicable, any Issuing Bank or any Swingline Lender shall have received a Borrowing Request in accordance with the requirements hereof.

ARTICLE V
AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or cash collateralized or backstopped pursuant to arrangements satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 5.01                             Financial Statements and Other Information.  Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)                                 (i) on or before the date that is 120 days after the end of each such fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2014), an audited consolidated balance sheet and audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Borrower and its subsidiaries, in each case as of the end of and for such year (provided, however, that in the case of the year ended December 31, 2014, the Borrower shall also provide, or cause to be provided, an audited consolidated balance sheet and audited consolidated statements of operations, comprehensive income, changes in members’ equity and cash flows for MCH and its subsidiaries as of and for the period from January 1, 2014 through the Closing Date), and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and certified by a Financial Officer, in each case to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its subsidiaries (or MCH and its subsidiaries, as applicable) on a consolidated basis in accordance with GAAP consistently applied, (ii) a management report setting forth (A) statement of income items and Consolidated EBITDA of the Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards, (iii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts and (iv) subject to any regulatory restriction, regulatory policy or any other legal restrictions, a copy of each FOCUS report filed with FINRA by each Broker-Dealer Subsidiary during the prior fiscal year;

(b)                                 (i) on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, in the case of financial statements for the fiscal quarters ending September 30, 2014, March 31, 2015 and June 30, 2015, on or before the date that is 60 days after the end of such fiscal quarter) (commencing with the fiscal quarter ending September 30, 2014), an unaudited consolidated balance sheet and unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Borrower and its subsidiaries, in each case as of the end of and for such quarter (and, in the case of the fiscal quarter ended September 30, 2014, an unaudited consolidated balance sheet and unaudited consolidated statements of operations, comprehensive income, changes in members’ equity and cash flows for MCH and its subsidiaries) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries (or MCH and its subsidiaries, as applicable) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a management report setting forth (A) statement of income items and Consolidated EBITDA of the Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, (iii) a narrative report and management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts and (iv) subject to any regulatory restriction, regulatory policy or any other legal restrictions, a copy of each FOCUS report filed with FINRA by each Broker-Dealer Subsidiary during the prior fiscal quarter;

(c)                                  simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)                                 simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) of the First Lien Net Leverage Ratio and, with respect to any Test Period in which such Financial Performance Covenant is applicable, demonstrating compliance with the Financial Performance Covenant and (B) in the case of financial statements referred to in clause (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2015, of Excess Cash Flow for such fiscal year and (iii) in the case of financial statements referred to in clause (a) above, setting forth a reasonably detailed calculation of the Available Amount and of the Net Proceeds received during the applicable period by or on behalf of, the Borrower or any of its Restricted Subsidiary in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.11(c);

(e)                                  not later than 90 days after the commencement of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), a detailed consolidated budget and business plan for the Borrower and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget);

(f)                                   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any of its Restricted Subsidiaries with the SEC or with any national securities exchange, or distributed by the Borrower or any of its Restricted Subsidiaries to the holders of its Equity Interests generally, as the case may be; and

(g)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a)(i) and (b)(i) of this Section 5.01 may be satisfied with respect to financial statements of the Borrower and its subsidiaries by furnishing such financial statements of Holdings or another parent company of the Borrower and its subsidiaries or by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC meeting the requirements of the SEC for Form 10-K or 10-Q (or the equivalent), as applicable; provided that (i) to the extent such financial statements relate to a parent company of the Borrower, such statements shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Ernst & Young or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (iii) shall be certified by a Financial Officer in each case to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings (or such other parent company) and its subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Bookrunner will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunner, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal or applicable state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.02                             Notices of Material Events.  Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 to the extent permissible by law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Subsidiary or the receipt of a notice of an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that would reasonably be expected to result in material liability to any Loan Party;

(d)                                 any matter that has resulted in a Material Adverse Effect; and

(e)                                  any material amendment or termination of, or waivers under, (x) the Acquisition Agreement, (y) any Organizational Documents of any Loan Party if such amendment would adversely affect the Lenders or (z) the documentation governing (1) any Subordinated Indebtedness or (2) the payment of management and monitoring fees to the Sponsor.

Each notice delivered under any of clauses (a) through (d) shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03                             Information Regarding Collateral.

(a)                                 The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization, (iii) in any Loan Party’s organizational identification number or (iv) in the location of any Loan Party’s chief executive office.

(b)                                 Not later than five days after delivery of financial statements pursuant to Section 5.01(a) or (b), the Borrower shall deliver to the Administrative Agent a certificate, substantially in the form of Exhibit C-2, executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to Sections 1, 10, 11 and 12 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any Wholly Owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 have been given.

Section 5.04                             Existence; Conduct of Business.  Each of Holdings and the Borrower (a) will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, and Intellectual Property, in each case that are material to the conduct of its business and (b) will, and will cause each Broker-Dealer Subsidiary to, maintain all rights, privileges, Broker-Dealer Licenses and Memberships, Broker-Dealer Registrations necessary for and material to the normal conduct of its business, except, in each case, to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05                             Payment of Taxes, Etc.Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to (a) pay its obligations and liabilities, including (i) in respect of Taxes (including in its capacity as a withholding agent) levied or imposed upon it or its properties, income or assets, before the same shall become delinquent or in default, except to the extent (x) any such Taxes are being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (y) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and (b) timely file all material tax returns required to be filed.

Section 5.06                             Maintenance of Properties.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07                             Insurance.

(a)                                 Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Administrative Agent, on behalf of the Lenders as the loss payee or mortgagee thereunder.

(b)                                 If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, as determined in the Borrower’s reasonable discretion, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.08                             Books and Records; Inspection and Audit Rights.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or its Restricted Subsidiary, as the case may be.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and, absent the existence of an Event of Default, the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such time shall be at the Borrower’s expense; provided, further, that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the independent public accountants of the Borrower (or its parent company whose financial statements are delivered under Section 5.01(a) and (b)).

Section 5.09                             Compliance with Laws.  Each of Holdings and the Borrower (i) will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents, all Requirements of Law (including Environmental Laws) and all orders, writs, injunctions and decrees with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) will, and will cause each Broker-Dealer Subsidiary to comply, with the rules and regulations of the SEC, FINRA, the CFTC and any other Governmental Authority applicable to it (including such rules and regulations dealing with net capital requirements) and, to the extent applicable to any Broker-Dealer Subsidiary (including its sales agents and registered personnel), all similar, equivalent or comparable foreign statutes, rules, regulations, and other regulatory requirements, in each case, applicable to it (including such rules and regulations dealing with net capital requirements) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10                             Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of the Term Loans made on the Closing Date, together with cash on hand of the Borrower and the proceeds from the Equity Financing, to finance the Transactions.  The proceeds of the Revolving Loans and Swingline Loans drawn after the Closing Date will be used for general corporate purposes (including Permitted Acquisitions and the ongoing working capital requirements of the Borrower and its Subsidiaries).  Letters of Credit will be used only for general corporate purposes.

Section 5.11                             Additional Subsidiaries.

(a)                                 If (i) any additional Restricted Subsidiary is formed or acquired after the Closing Date or (ii) if any Subsidiary ceases to be an Excluded Subsidiary, an Immaterial Subsidiary or an Unrestricted Subsidiary, the Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) after such Restricted Subsidiary is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary, an Immaterial Subsidiary or an Unrestricted Subsidiary, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree) and the Administrative Agent shall have received a completed Perfection Certificate with respect to such Restricted Subsidiary signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(b)                                 Within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion) after the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary.

(c)                                  Notwithstanding the foregoing, in the event any real property would be required to be mortgaged pursuant to this Section, Holdings or the Borrower shall not be required to comply with the “Collateral and Guarantee Requirement” until a reasonable time following the formation or acquisition of such Restricted Subsidiary or the identification of such new Material Subsidiary, and in no event shall compliance be required until 60 days following such formation, acquisition or identification or such longer time period as agreed by the Administrative Agent in its sole discretion.

Section 5.12                             Further Assurances.

(a)                                 Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative

Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)                                 If, after the Closing Date, any material assets (including any owned (but not leased) real property or improvements thereto or any interest therein with a fair market value in excess of $3,000,000) are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”  In the event any real property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall not be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section until a reasonable time following the acquisition of such real property, and in no event shall compliance be required until 90 days following such acquisition or such longer time period as agreed to by the Administrative Agent in its reasonable discretion.

Section 5.13                             Designation of Subsidiaries.  The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, either (x) the Total Net Leverage Ratio shall not exceed 3.00 to 1.00 or (y) the Total Net Leverage Ratio shall not, as a result of such designation or re-designation on a Pro Forma Basis, be higher than it was immediately prior to such designation or re-designation, (iii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant recomputed as of the last day of the most recent Test Period for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b) (only if such Financial Performance Covenant is applicable at such time) and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of other Indebtedness of Holdings or the Borrower.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 5.14                             Certain Post-Closing Obligations.  As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.14 or such later date as the Administrative Agent agrees to in writing in its sole discretion, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

Section 5.15                             Margin Stock.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, for the immediate, incidental or ultimate purpose of buying or carrying Margin Stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such Margin Stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 5.16                             Maintenance of Rating of Facilities.  The Loan Parties shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case in respect of the Borrower and (ii) a public rating (but not any particular rating) in respect of the Loans from each of S&P and Moody’s.

Section 5.17                             Lender Conference Calls.  Holdings and the Borrower will, upon the request of the Administrative Agent, hold and participate in a conference call with the Administrative Agent and Lenders once per fiscal quarter, at such time as may be agreed to by the Borrower and Administrative Agent.

Section 5.18                             Interest Rate Protection.  No later than 180 days following the Closing Date, the Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates for a period ending not less than two years after the Closing Date pursuant to one or more Swap Agreements with any Lender (or any other counterparty reasonably satisfactory to the Joint Lead Arrangers), in order to ensure that no less than 50% of the aggregate principal amount of the total term Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries outstanding at the Closing Date is either (i) subject to such Swap Agreements or (ii) Indebtedness that bears interest at a fixed rate.

ARTICLE VI
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or cash collateralized or backstopped pursuant to arrangements satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings (with respect to Section 6.14 only) and the Borrower covenants and agrees with the Lenders that:

Section 6.01                             Indebtedness; Certain Equity Securities.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                                     Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21, 2.22 or 2.23);

(ii)                                  Indebtedness outstanding on the Closing Date and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(iii)                               Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that such Guarantee is otherwise permitted by Section 6.04; provided, further, that (A) no Guarantee by any Restricted Subsidiary of any Subordinated Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, (B) no Guarantee by any Restricted Subsidiary that is not a Loan Party shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement (other than Guarantees of Indebtedness permitted by clause (xxiv) of this Section 6.01) and (C) if the Indebtedness being Guaranteed is subordinated in right of payment to the Loan Document Obligations, such Guarantee shall be subordinated in right of payment to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv)                              Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower to the extent permitted by Section 6.04; provided that (x) all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subject to a global intercompany note and subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those set forth in the form of the global intercompany note attached as Exhibit I and (y) the aggregate principal amount of all Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party that is outstanding in reliance on this clause (iv) shall not exceed $25,000,000;

(v)                                 (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided, further, that, after giving effect thereto, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed $25,000,000;

(vi)                              Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes, including, for the avoidance of doubt, any Swap Agreement entered into pursuant to Section 5.18 hereof;

(vii)                           Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the Closing Date as a result of a Permitted Acquisition, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition, and any Permitted Refinancing thereof; provided that (A) such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (B) the Borrower and its Restricted Subsidiaries will be in Pro Forma Compliance with the Financial Performance Covenant (regardless of whether such Financial Performance Covenant is applicable at the time) as of the last day of the most recently ended Test Period as of such time for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b), (C) at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and to the use of proceeds thereof, the Total Net Leverage Ratio as of the last day of the most recently ended Test Period as of such time for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b) shall be less than or equal to 3.50 to 1.00, (D) if such Indebtedness is secured, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and to the use of proceeds thereof, the

Total Net Leverage Ratio as of the last day of the most recently ended Test Period as of such time for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b) shall be less than or equal to 3.00 to 1.00 and (E) no Default or Event of Default shall exist or result therefrom;

(viii)                        Indebtedness of the Borrower and the Subsidiary Loan Parties incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that (A) the primary obligor in respect of, and any Person that Guarantees, such Indebtedness shall be the Borrower or a Subsidiary Loan Party, (B) such Indebtedness is unsecured, (C) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date, (D) such Indebtedness amortizes no more than 1% per annum prior to the date that is 91 days after the Latest Maturity Date, (E) no Default or Event of Default shall exist or result therefrom, (F) the Borrower and its Restricted Subsidiaries will be in Pro Forma Compliance with the Financial Performance Covenant (regardless of whether such Financial Performance Covenant is applicable at the time) as of the last day of the most recently ended Test Period as of such time for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b), (G) at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and to the use of proceeds thereof, the Total Net Leverage Ratio shall be less than or equal to 3.50 to 1.00 as of the last day of the most recently ended Test Period for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or (b) and (H) such Indebtedness has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower, its Subsidiaries and the Lenders as the terms and conditions of this Agreement; provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements;

(ix)                              Indebtedness representing deferred compensation owed to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(x)                                 Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent (or any direct or indirect parent thereof); provided, however, that no payment shall be made thereunder unless such payment is permitted under Section 6.08(a) and is not otherwise prohibited by Article VI of this Agreement;

(xi)                              Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii)                           Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted under this Agreement;

(xiii)                        Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in connection with deposit accounts and incurred in the ordinary course of business;

(xiv)                       Indebtedness of the Borrower and its Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, (A) the aggregate principal amount of Indebtedness outstanding at any time in reliance on this clause (xiv) shall not exceed an amount equal to the greater of $40,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period, and (B) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed (together with the aggregate principal amount of Indebtedness incurred by Subsidiaries of the Borrower that are not Loan Parties outstanding at any time in reliance on Section 6.01(a)(xx)) an amount equal to the greater of $20,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period;

(xv)                          Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xvi)                       Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xvii)                    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xviii)                 [reserved];

(xix)                       Indebtedness to the extent (and so long as) supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit; provided that, after giving effect thereto, the aggregate principal amount of Indebtedness that is outstanding at any time in reliance on this clause (xix) shall not exceed $5,000,000;

(xx)                          other Indebtedness (either unsecured or secured Indebtedness with a Lien junior to the Liens securing the Loan Obligations) of the Borrower or any Restricted Subsidiary; provided that (1) no Default or Event of Default shall have occurred or be continuing or would result from the incurrence or existence of such additional Indebtedness or from the application of proceeds thereof, (2) at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and to the use of proceeds thereof, the Total Net Leverage Ratio shall be less than or equal to 3.50 to 1.00 as of the last day of the most recently ended Test Period as of such time for which financial statements have been delivered or required to have been delivered pursuant to Section 5.01(a) or (b), (3) such Indebtedness does not mature prior to the date that is 181 days after the Latest Maturity Date and the Weighted Average Life to Maturity of any such Indebtedness shall be at least 181 days after the Latest Maturity Date, (4) such Indebtedness has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower, its Subsidiaries and the Lenders as the terms and conditions of this Agreement, (5) to the extent such Indebtedness constitutes Subordinated Indebtedness, the subordination arrangement shall be on terms reasonably acceptable to the Administrative Agent and (6) to the extent such Indebtedness is secured by Liens that are junior to the Liens securing the Loan Document Obligations, such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement; provided, further, that the aggregate amount of all such Indebtedness incurred by Subsidiaries of the Borrower that are not Loan Parties shall not exceed (together with the aggregate principal amount of Indebtedness incurred by Subsidiaries of the Borrower that are not Loan Parties outstanding at any time in reliance on Section 6.01(a)(xiv)) an amount equal to the greater of $20,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period;

(xxi)             Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;

(xxii)            Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancing thereof;

(xxiii)           Indebtedness of the Borrower in respect of one or more series of senior notes that are issued or made in lieu of Additional Commitments pursuant to an indenture or a note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof (the “Additional Notes”); provided that (A) such Additional Notes are not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date then in effect, (B) the aggregate principal amount of all Additional Notes issued pursuant to this paragraph (xxiii) shall not exceed (x) the Incremental Cap less (y) the amount of all Additional Commitments, (C) such Additional Notes shall not be subject to any Guarantee by any Person other than a Loan Party, (D) at the time of such incurrence (except in the case of any extension, renewal, refinancing or replacement thereof that does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, renewed, refinanced or replaced) and immediately after giving effect thereto, the Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis as of the end of the most recent Test Period (only such Financial Performance Covenant is applicable at such time), (E) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, and (F) the documentation with respect to any Additional Notes contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control and asset sale offers that are customary for high yield notes of such type;

(xxiv)               Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding at any time in an aggregate amount up to the greater of $15,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period; and

(xxv)                all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxiv) above.

(b)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except preferred Equity Interests (that are not Disqualified Equity Interests) issued to and held by the Borrower or any Restricted Subsidiary.

Section 6.02                             Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)                  Liens created under the Loan Documents;

(ii)               Permitted Encumbrances;

(iii)            Liens existing on the Closing Date and set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)           Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(v)              leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(vi)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)        Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii)     Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)           Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary permitted under Section 6.01;

(x)              Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under (x) Section 6.01(a)(v) or (y) so long as at the time of any such incurrence of Liens and after giving Pro Forma Effect thereto and to the incurrence of such Indebtedness and the use of proceeds thereof, the Secured Net Leverage Ratio shall be less than or equal to 3.00 to 1.00 as of the last day of the most recently ended Test Period as of such time for which financial statements have been delivered or required to have been delivered pursuant to Section 5.01(a) or (b), Section 6.01(a)(vii);

(xii)              any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(xiii)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(xiv)             Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv)              Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi)             Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii)            ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(xviii)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix)             other Liens; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof) the aggregate face amount of obligations secured by Liens existing in reliance on this clause (xix) shall not exceed an aggregate amount equal to the greater of $15,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period;

(xx)              Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.01(a)(xx); provided that (1) such Liens shall be junior to the Liens on the Collateral securing the Obligations on the terms set forth in the Junior Lien Intercreditor Agreement and (2) such Indebtedness shall become subject to the Junior Lien Intercreditor Agreement;

(xxi)             Liens on the Collateral securing Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Additional Notes (but only if such Additional Notes and the related Liens meet the requirements set forth in clauses (i), (iv) and (vi) of the definition of Permitted First Priority Refinancing Indebtedness or Permitted Second Priority Refinancing Indebtedness, as applicable);

(xxii)            Liens on cash, Permitted Investments and securities (and proceeds thereof) of any Broker-Dealer Subsidiary that is subject to securities trades incurred in the ordinary course of business; and

(xxiii)           Liens on assets of any Broker-Dealer Subsidiary securing broker-dealer financing incurred in the ordinary course of business.

Section 6.03                             Fundamental Changes.

(a)                                 The Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i)                  (A) any other Restricted Subsidiary may merge with the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any Restricted Subsidiary may merge with any one or more Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii)               (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii)            any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party (other than Holdings), (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv)           the Borrower may merge or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided, further, that (y) if such Person is not a Loan Party, no Default exists after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(v)              any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 and if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction;

(vi)           the Borrower and its Restricted Subsidiaries may consummate the Acquisition; and

(vii)        any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to the transaction.

(b)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto.

Section 6.04                             Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a)                                 Permitted Investments;

(b)                                 loans or advances to officers, directors and employees of Parent, Holdings, the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes of the Borrower and the Restricted Subsidiaries, (ii) in connection with such Person’s purchase of Equity Interests of Parent (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests), and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under this clause (b) shall not to exceed $3,500,000;

(c)                                  Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party (excluding any new Restricted Subsidiary that becomes a Loan Party pursuant to such Investment), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by the Borrower or any Restricted Subsidiary (A) in any Restricted Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (iii)(A) (together with the amount of Investments made in Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.04(h)) shall not exceed the Non-Loan Party Investment Amount at the time of any such Investment, (B) in any Restricted Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Restricted Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party, (iv) by the Borrower or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such Investment is part of a series of simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (v) by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Restricted Subsidiary is pledged to secure the Secured Obligations;

(d)                                 [reserved];

(e)                                  Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f)                                   Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes, including for the avoidance of doubt, any Swap Agreements entered into pursuant to Section 5.18;

(g)                                  promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)                                 Permitted Acquisitions; provided that the aggregate amount of consideration paid or provided by the Borrower or any other Loan Party after the Effective Date in reliance on this Section 6.04(h) (together with any Investments made in Subsidiaries that are not Loan Parties pursuant to Section 6.04(c)(iii)(A)) for Permitted Acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with Permitted Acquisitions) for any Restricted Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Loan Party, shall not exceed the Non-Loan Party Investment Amount at such time;

(i)                                     the Transactions;

(j)                                    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(k)                                 Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)                                     loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.08(a)(v), (vi), (vii) or (viii);

(m)                             other Investments and other acquisitions; provided that (i) so long as immediately after giving effect to any such Investment no Default has occurred and is continuing, (ii) at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (m) (including all such Investments deemed made pursuant to clause (c) of the definition of “Non-Loan Party Investment Amount”), together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed the greater of $40,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period, (iii) so long as (x) the Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis as of the end of the most recent Test Period (regardless of whether such Financial Performance Test is applicable at such time) and (y) immediately after giving effect to any such Investment no Default or Event of Default shall have occurred and be continuing or would result therefrom, such amount shall be increased by an aggregate amount not to exceed the Available Amount;

(n)                                 advances of payroll payments to employees in the ordinary course of business;

(o)                                 [reserved];

(p)                                 Investments of a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Closing Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h), 6.04(m) or any other paragraph of this Section 6.04) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)                                 receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r)                                    Investments for (i) utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (ii) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s)                                   Investments in any Restricted Subsidiary that is a Broker-Dealer Subsidiary to the extent necessary in order for such Restricted Subsidiary to be in compliance with its net capital requirements under any Requirements of Laws; and

(t)                                    Seed Capital Investments in an aggregate amount not to exceed the greater of $25,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period.

Section 6.05                             Asset Sales.  The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b)                                 Dispositions of inventory and other assets in the ordinary course of business;

(c)                                  Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e)                                  Dispositions permitted by Section 6.03 (other than Section 6.03(a)(vii)), Investments permitted by Section 6.04 (other than Section 6.04(g)), Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02;

(f)                                   Dispositions of property acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date pursuant to sale-leaseback transactions permitted by Section 6.06;

(g)                                  Dispositions of Permitted Investments;

(h)                                 Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(i)                                     leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j)                                    transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k)                                 Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) not otherwise permitted under this Section 6.05; provided that (i) no Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default existed or would have resulted from such Disposition) and (ii) with respect to the any Disposition pursuant to this clause (k) for a purchase price in excess of $5,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the most recent balance sheet of the Borrower (or a parent company) provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l)                                     Dispositions of Investments in joint ventures that are not Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(m)                             any Disposition or series of related Dispositions involving assets having an aggregate fair market value per Disposition or series of Dispositions of less than $5,000,000; provided that the aggregate amount of all such Dispositions having an individual amount for any such Disposition or series of related Dispositions exceeding $1,000,000 shall not exceed $15,000,000 over the term of this Agreement;

provided that any Disposition of any property pursuant to this Section (except pursuant to Section 6.05(e) and except for Dispositions by a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.

Section 6.06                             Sale and Leaseback Transactions.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02.

Section 6.07                             [Reserved].

Section 6.08                             Restricted Payments; Certain Payments of Indebtedness.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)                  each Restricted Subsidiary may make Restricted Payments to the Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(ii)               the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(iii)            Restricted Payments made on the Closing Date to consummate the Transactions;

(iv)           repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants;

(v)              Restricted Payments to Holdings which Holdings uses to redeem, acquire, retire, repurchase or settle its Equity Interests (or any stock appreciation rights issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (only to the extent attributable to the Borrower) (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Closing Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed the greater of (A) $12,500,000 in any calendar year, with unused amounts in any calendar year being carried over to up to the three immediately succeeding calendar years and (B) 12.5%  of Consolidated EBITDA for such calendar year; provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries (or by Holdings and contributed to Borrower) after the Closing Date and not previously utilized under this clause (v);

(vi)           in addition to the Restricted Payments otherwise permitted under this Section 6.06, additional Restricted Payments in an aggregate amount not to exceed $15,000,000; provided that, in the case of this Section 6.06(a)(vi), immediately after giving effect to any such Restricted Payment, no Default or Event of  Default shall be continuing;

(vii)        the Borrower and the Restricted Subsidiaries may make Restricted Payments in cash to Holdings:

(A)                               for any taxable period for which the Borrower (x) is treated as a partnership or disregarded entity for U.S. federal or applicable state or local income tax purposes or (y) is a member of a consolidated, combined or similar income tax group for U.S. federal or applicable state or local income tax purposes of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), the proceeds of which shall be used by Holdings (or any direct or indirect equity holder of Holdings) to pay the portion of any U.S. federal, state or local income Taxes of the Borrower’s direct or indirect owners or of such Tax Group, as applicable, for such taxable period that are attributable to the income of the Borrower and/or its Subsidiaries; provided that (1) the amount of such Restricted Payments for any taxable period shall not exceed the amount of such Taxes that the Borrower and/or such Subsidiaries, as applicable, would have paid had Borrower and/or such Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group), less any refunds received by VCH in respect to the VCH Tax Refund Receivable and (2) Restricted Payments in respect of any Taxes attributable to the income of an Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary has made cash payments for such purpose to the Borrower or any of its Restricted Subsidiaries;

(B)                               the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and in each case only to the extent attributable to Holdings’ ownership of the Borrower and the Restricted Subsidiaries, in an aggregate amount together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (a)(vii)(B) not to exceed $1,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, (2) fees and expenses (x) due and payable by the Borrower or any of the Restricted Subsidiaries and (y) otherwise permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement and (3) so long as no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom, amounts due and payable pursuant to any investor management agreement entered into with the Sponsor on or after the Closing Date in an aggregate amount not to exceed 2.0% of Consolidated EBITDA for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(C)                               the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its corporate existence;

(D)                               to finance any Investment permitted to be made pursuant to Section 6.04; provided that (x) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (y) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Restricted Subsidiaries to the extent such merger or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12; and

(E)                                the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement so long as the proceeds thereof were intended to be contributed to the Borrower and the Restricted Subsidiaries;

(viii)     in addition to the foregoing Restricted Payments and so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) the Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis as of the end of the most recent Test Period (regardless of whether such Financial Performance Covenant is applicable at such time), the Borrower may make additional Restricted Payments, in an aggregate amount, together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness made pursuant to Section 6.08(b)(iv) and (2) loans and advances made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (viii), not to exceed the Available Amount;

(ix)           redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions to it or issuances of its new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby.

(b)                                 The Borrower will not, and will not permit any other Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i)                  payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii)               refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii)            the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies; and

(iv)           so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) the Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis as of the end of the most recent Test Period (regardless of whether such Financial Performance Covenant is applicable at such time), prepayments, redemptions, purchases, defeasances and other payments in respect of any Subordinated Indebtedness prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to clause (a)(viii) and (2) loans and advances made pursuant to Section 6.04(l) in lieu thereof not to exceed the Available Amount.

Section 6.09                             Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions with the Borrower or any Restricted Subsidiary, (ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) so long as no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom, the payment of management and monitoring fees to the Sponsor (or management companies of the Investors) in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to Section 6.08(a)(vii)(B)(3) and the entering into and performance of the agreement contemplated thereby, (v) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(n)), (vii) payments by the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.08(a)(vii)(A), (viii) the payment of customary fees and reimbursement or payment of reasonable out-of-pocket expenses to, and indemnities provided on behalf of, directors, officers and employees of Parent, Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.08, (xi) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the board of directors of the Borrower in good faith, and (xii) reimbursement or payment of reasonable out-of-pocket expenses of the Sponsor and the other Investors incurred in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries.  For purposes of this Section 6.09, no Investment Vehicle is or shall be deemed to be an Affiliate of the Borrower or any of its Restricted Subsidiaries.

Section 6.10                             Restrictive Agreements.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any other Subsidiary Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.10) are listed on Schedule 6.10 and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (ii)(x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 6.01 and are binding only on such Restricted Subsidiary, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness (and excluding in any event any Indebtedness constituting any Subordinated Indebtedness), (vii) are imposed by Requirements of Law, (viii) are customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.01(a)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (x) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (xi) are customary provisions restricting assignment of any license, lease or other agreement, (xii) are restrictions on cash (or Permitted Investments) or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Encumbrances on such cash or Permitted Investments or deposits), (xiii) are customary net worth provisions contained in real property leases or licenses of Intellectual Property entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its subsidiaries to meet their ongoing obligation or (xiv) arise under any documentation evidencing or governing the terms of any Indebtedness incurred under Section 6.01(a)(viii), Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Additional Notes; provided that in each case any such restrictions are no more restrictive than those set forth in the Loan Documents and do not restrict the creation of Liens securing the Secured Obligations.

Section 6.11                             Amendment of Subordinated Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify, waive, terminate or release the documentation governing any Subordinated Indebtedness, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders.

Section 6.12                             Financial Performance Covenant.  With respect to each Revolving Facility only, except with the written consent of the Required Revolving Lenders, the Borrower will not permit the First Lien Net Leverage Ratio as of the last day of any Test Period ending during any period set forth below to exceed the ratio set forth opposite such period in the table below:

Test Periods	First Lien Net Leverage Ratio
December 31, 2014 through June 30, 2015	4.50 to 1.00
July 1, 2015 through September 30, 2016	4.25 to 1.00
October 1, 2016 and thereafter	4.00 to 1.00

Notwithstanding the foregoing, this Section 6.12 shall be in effect (and shall only be in effect) (a) as of the last day of any Test Period, if the aggregate amount of all Revolving Loans, Swingline Loans and/or Letters of Credit (other than Letters of Credit that are cash collateralized in an amount equal to the outstanding amount thereof) outstanding at such time is greater than 30.00% of the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time (it being understood that in all cases calculation of compliance with this Section 6.12 shall be determined as of the last day of the then most recently ended Test Period and shall not give Pro Forma Effect to any such Borrowing or incurrence, issuance, amendment, renewal or extension of any Letter of Credit after such date) and (b) if the aggregate amount of all Revolving Loans, Swingline Loans and/or Letters of Credit (other than Letter of Credit that are cash collateralized in an amount equal to the outstanding amount thereof) outstanding at such time is greater than 30.00% of the aggregate amount of the Revolving Lenders’ Revolving Commitments on the date of any Borrowing or issuance, amendment, renewal or extension of any Letter of Credit, when determining whether a Default or an Event of Default exists for purposes of satisfaction of the conditions precedent set forth in Section 4.02(b) (it being understood that in all cases calculation of compliance with this Section 6.12 shall be determined as of the last day of the then most recently ended Test Period and shall not give Pro Forma Effect to any such Borrowing or incurrence, issuance, amendment, renewal or extension of any Letter of Credit after such date).

Section 6.13                             Changes in Fiscal Periods.  The Borrower will not make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.14                             Holding Company.

(a)                                 Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with its Organizational Documents, the Loan Documents, the Acquisition Agreement, the other agreements contemplated by the Acquisition Agreement, any agreement contemplated by Section 6.09(iv) and any other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Qualified Equity Interests for sale or resale, including the costs, fees and expenses related thereto, (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (vii) providing usual and customary indemnification to officers and directors, (viii) activities incidental to the consummation of the Transactions and (ix) activities incidental to the activities described in clauses (i) to (viii) of this paragraph.

(b)                                 Holdings will not own or acquire any material assets (other than Equity Interests as referred to in paragraph (a)(i) above, cash and Permitted Investments or intercompany Investments in the

Borrower, or to the extent such asset is only held for a limited period prior to being transferred to Holdings or the Borrower, as applicable) or incur any liabilities (other than liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and activities permitted by this Agreement) or issue any Disqualified Equity.

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01                             Events of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)                                 any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform (i) any covenant, condition or agreement contained in (A) Section 5.02(a), 5.04 (with respect to the existence of the Borrower) or 5.10, and such failure shall continue unremedied for a period of five days, (B) Section 5.15, (C) Section 5.14[(a)] or (D) Article VI (other than Section 6.12) or (ii) the Financial Performance Covenant pursuant to Section 6.12; provided that a Default as a result of a breach of Section 6.12 is subject to cure pursuant to Section 7.02; provided, further, that an Event of Default under the Financial Performance Covenant shall not constitute an Event of Default with respect to any Term Loan unless and until (A) the Required Revolving Lenders have actually declared all outstanding obligations under the Revolving Loans to be immediately due and payable in accordance with this Agreement as a result of the Borrower’s failure to perform or observe the Financial Performance Covenant or (B) such default results in a cross-default to other Material Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries, such Indebtedness is accelerated and such acceleration would otherwise cause a default with respect to the Term Loans;

(e)                                  Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)                                   Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any

Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events (other than defaults or events of default) occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Holdings, the Borrower or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)                                    one or more enforceable judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by (i) insurance as to which the insurer has been notified of such judgment or order and has not denied coverage or (ii) another reasonably creditworthy third-party indemnitor) shall be rendered against Holdings, the Borrower and any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of Holdings, the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(k)                                 (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l)                                     any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m)                             any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n)                                 any Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(o)                                 (i) the subordination provisions of any agreement or instrument governing any Subordinated Indebtedness or (ii) any Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or (x) the Loan Document Obligations for any reason shall not have the priority contemplated by such subordination provisions or (y) the Liens securing the Loan Document Obligations for any reason shall not have the priority contemplated by any Intercreditor Agreement; or

(p)                                 a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section and, in the case of an Event of Default under the Financial Performance Covenant, subject to the next succeeding paragraph), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding the foregoing, upon the occurrence of an Event of Default under the Financial Performance Covenant that has occurred and  is continuing, the Administrative Agent may and, at the request of the Required Revolving Lenders shall, take the actions specified in the immediately preceding paragraph in respect of the Revolving Commitments, the Revolving Loans, the Letters of Credit and the Swing Line Loans.

Section 7.02                             Right to Cure.

(a)                                 Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and the Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the tenth day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests in a form reasonably acceptable to the Administrative Agent (which Holdings shall contribute to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance that are Not Otherwise Applied (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i)                  Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)               if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent, which notice shall be irrevocable, of the exercise of such Cure Right within five (5) Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b)                                 Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times and (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount.  Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any basket, exception, pricing or financial ratio-based condition or test under this Agreement.

ARTICLE VIII
ADMINISTRATIVE AGENT

Section 8.01                             Appointment and Authorization of Agents.  Each Lender hereby irrevocably appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lenders) and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article and the definition of the term “Agent Parties” included such Issuing Bank with respect to such acts or omission, and (b) as additionally provided herein with respect to each Issuing Bank.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Person to whom any Secured Cash Management Obligations are owed or counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations), on behalf of itself and its Affiliates who are owed Secured Cash Management Obligations and Secured Swap Obligations, hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.06, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including, subject to Section 9.15, releases) with respect to the Collateral (including, without limitation, any customary intercreditor agreement or other intercreditor arrangements necessary to effectuate the incurrence of secured Indebtedness expressly permitted hereunder) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative  Agent shall bind the Lenders.

Section 8.02                             Rights as a Lender.  The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03          Exculpatory Provisions.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender, an Issuing Bank or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)           No Agent Party shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

Section 8.04          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Borrowing that by its terms shall be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to any such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 8.05          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 8.06          Indemnification.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Indemnitee (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Indemnitee against any and all Indemnified Liabilities incurred by it; provided that (a) no Lender shall be liable for payment to any Indemnitee of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section) and (b) to the extent any Issuing Bank or Swingline Lender is entitled to indemnification under this Section solely in its capacity and role as an Issuing Bank or as a Swingline Lender, as applicable, only the Revolving Lenders shall be required to indemnify such Issuing Bank or such Swingline Lender, as the case may be, in accordance with this Section (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Revolving Exposure thereof at such time).  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

Section 8.07          Resignation of Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default under Section 7.01(a), (f), (g) or (h) (which consent shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation of the Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender.  If the Administrative Agent resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations under Letters of Credit with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in LC Disbursements pursuant to Section 2.05(f).  If the Administrative Agent resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the Administrative Agent to effectively assume the obligations of the Administrative Agent with respect to such Letters of Credit.

Section 8.08          Non-Reliance on Agents and Other Lenders.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent Party or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent Party or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.09          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all Obligations under Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Section 8.10          Withholding Taxes.  To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payments in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section.  The agreements in this Section shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  For the avoidance of doubt, for purposes of this Section, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

Section 8.11          Binding Effect.  Each Secured Party by accepting the benefits of the Loan Documents agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 8.12          Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or Issuing Bank party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article VIII, Section 2.17, Section 9.01, Section 9.04, Section 9.08, Section 9.12 and Section 9.16 (and, solely with respect to Issuing Banks, Section 2.05) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.10 and Section 9.03 only to the extent of the losses, claims, damages, liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) the Administrative Agent, the Lenders and the Issuing Banks party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Loan Document Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Loan Document Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 8.13          Secured Cash Management Obligations and Secured Swap Obligations.  Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Person to whom any Secured Cash Management Obligations are owed or counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations that obtains the benefits of Section 4.02 of the Collateral Agreement, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management

Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person to whom any Secured Cash Management Obligations are owed or counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, as the case may be.

ARTICLE IX
MISCELLANEOUS

Section 9.01          Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i)      if to Holdings, the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)     if to any other Lender, to it at its address (or fax number, telephone number or email address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Joint Lead Arrangers, the Bookrunner, the Syndication Agent, the Documentation Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto.  Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, Issuing Banks and Lenders.  The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Issuing Banks, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02          Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender),

(ii)           reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c) or to amend Section 2.13(c),

(iii)          postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest, premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby,

(iv)          change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby,

(v)           change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby,

(vi)          change the percentage set forth in the definition of “Required Lenders,” “Required Revolving Lenders,” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be),

(vii)         release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in this Agreement or the Guarantee Agreement) without the written consent of each Lender,

(viii)        release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender,

(ix)          change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a Majority in Interest of the outstanding Loans and unused Commitments of each affected Class, or

(x)           change the rights of the Lenders to decline mandatory prepayments provided in Section 2.11 or in the applicable Additional Credit Extension Amendment, without the written consent of a Majority in Interest of the Lenders of such Class;

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.  Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (b) guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, and (c) only the consent of the Required Revolving Lenders shall be necessary to amend or waive the terms and provisions of Sections 6.12, 7.01(d)(ii) and/or 7.02 (and related definitions as used in such Sections, but not used in other Sections of this Agreement).

(c)           In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (ix) or (x) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is (or whose Affiliate is) acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-

Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(h) treating such assignment as a prepayment) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii).

(d)           Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)           In the event that S&P, Moody’s and Thompson’s BankWatch (or Insurance-Watch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then each Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations under this Agreement to such Eligible Assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) each Issuing Bank, the Administrative Agent and such Eligible Assignee shall have received the prior written consent of the Borrower, each other Issuing Bank and the Swingline Lender to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld or delayed and (iv) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii).

(f)            Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

Section 9.03          Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent, the Documentation Agent, the Bookrunner, and their respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, in each case for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (or proposed amendments, modifications or waivers, whether or not effective), (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party.

(b)           The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, each Issuing Bank, each Swingline Lender, each Lender, the Syndication Agent, the Documentation Agent, the Bookrunner and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, investigations, inquiries, losses, claims, damages, liabilities, proceedings or expenses of any kind or nature whatsoever and reasonable and documented or invoiced out-of-pocket fees and expenses of any counsel for any Indemnitee, incurred by or asserted against or involving any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, as a result of or in any way related to (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether brought by a third party or by the Borrower, Holdings or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such actions, suits, investigations, inquiries, losses, claims, damages, liabilities, proceedings, costs or related expenses (x) resulted from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arose from disputes between or among Indemnitees that do not involve an act or omission by Holdings, the Borrower or any Restricted Subsidiary (other than claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement).

(c)           No Loan Party shall assert, and each hereby waives on behalf of itself and each other Loan Party, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such waiver shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)           All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section.

Section 9.04          Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder other than as expressly provided in Section 6.03 without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to any Excluded Lender) not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (w) prior to the Syndication Completion Date, (x) by a Lender to any Lender or an Affiliate of any Lender, (y) by a Lender to an Approved Fund or (z) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing; (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.  Notwithstanding anything in this Section to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.  The list of Excluded Lenders shall be made available by the Administrative Agent to any requesting Lender.  All parties hereto acknowledge and agree that the Administrative Agent shall have no responsibility or liability for monitoring the list of or processing assignments to Excluded Lenders or compliance with the terms of any of the provisions set forth herein with respect to Excluded Lenders.

(ii)            Assignments shall be subject to the following additional conditions:  (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $2,500,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required prior to the Syndication Completion Date or if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing; provided, further, that simultaneous assignments by or to two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together (unless waived or reduced by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided, further, that assignments made pursuant to Section 2.19(b), Section 9.02(c) or Section 9.02(e) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by (i) the Borrower and the Issuing Banks and (ii) to the extent of (A) its own Loan and Commitments and (B) Loans of Affiliated Lenders, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other

Persons other than a natural person, a Defaulting Lender, Holdings, any of its subsidiaries or any Excluded Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant.  Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(e) (provided that any required documentation shall be provided to the participating Lender) and Section 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(iii)           A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(d)           Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)            Assignments of Term Loans to an Affiliated Lender (other than an Affiliated Debt Fund) shall be subject to the following additional limitations:

(i)      Affiliated Lenders will not (i) receive information provided solely to Lenders by the Administrative Agent, the Bookrunner or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders, the Administrative Agent and the Bookrunner (and their advisors), other than the right to receives notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II and (ii) be entitled to receive advice of counsel to the Lenders or the Administrative Agent or challenge the attorney-client privilege of the Lenders or the Administrative Agent;

(ii)     for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(f), any plan of reorganization pursuant to the Bankruptcy Code, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(iii)    Affiliated Lenders may not purchase Revolving Loans by assignment pursuant to this Section;

(iv)    the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders may not exceed 20% of the principal amount of all Term Loans outstanding at the time of each such purchase;

(v)     Affiliated Lenders other than Affiliated Debt Funds will not be permitted to vote on matters requiring a Required Lender vote, and Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter that does not increase the commitments of such Affiliated Lender, extend the Interest Payment Dates and the dates of any scheduled amortization payments (including at maturity) owed to such Affiliated Lender hereunder, reduce the principal, interest or fees owning to such Affiliated Lender hereunder, release all or substantially all the value of the Guarantees under the Guarantee Agreement or release all or substantially all the Collateral from the Liens; provided that no amendment, modification or waiver shall be made that would adversely affect such Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders that are not Affiliated Lenders or to Section 2.18(b) or (c) in a manner that would deprive such Affiliated Lender of the pro rata sharing of payments required thereby, without the consent of the Affiliated Lenders; and

(vi)    at the time of purchase or sale of any Term Loans by an Affiliated Lender, such Affiliated Lender shall make a representation that, as of the date of any such assignment pursuant to this Section 9.04, it is not in possession of Excluded Information that has not been disclosed to the Lender counterparty prior to such date, other than because such Lender counterparty does not wish to receive Excluded Information;

(g)           Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Commitments and Revolving Exposure held by Affiliated Debt Funds may not account for more than 49.9% of the Term Loans, Revolving Commitments and Revolving Exposure of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.02.

(h)           Each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (1) the Affiliated Lenders then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent Parties, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or their respective Subsidiaries, the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders and any of their Subsidiaries, Holdings, the Borrower and their respective Subsidiaries, the Administrative Agent and any other Agent Parties, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

Section 9.05          Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (g).

Section 9.06          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by the Administrative Agent, such Lender or Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the

Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.  The rights of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

Section 9.09          Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and any Letters of Credit shall be construed in accordance with and governed by the laws of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12          Confidentiality.

(a)           Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, and to its and its Affiliates’ directors, officers, employees, controlling persons, members, partners, representatives and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section shall constitute a breach of this Section by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(c), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower, the Sponsor or any of their affiliates, advisors, members, directors, employees, agents or other representatives or (viii) to the extent necessary or customary for inclusion in league table measurement.  For the purposes hereof, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary; provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE

MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13          USA Patriot Act.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

Section 9.14          Judgment Currency.

(a)           If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.15          Release of Liens and Guarantees.

(a)           A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of Holdings or any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released.  Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations not yet due and Cash Management Obligations and hedging obligations) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released.  Any such release of Secured Obligations shall be deemed subject to the provision that such Secured Obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement and the other Loan Documents.

(b)           The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate the Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

(c)           Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section.

Section 9.16          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iii) the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers and their respective Affiliates may employ the services of their respective affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning Holdings, the Borrower, their affiliates, the Target, other companies that may be the subject of this transaction, and such affiliates of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers will be entitled to the benefits afforded to the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers hereunder and (iv) the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers and their respective Affiliates may be engaged, for their accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and Holdings hereby agrees it will not claim that the Administrative Agent, the Syndication Agent, the Documentation Agent, the Lenders, the Bookrunner or the Joint Lead Arrangers has rendered advisory services of any nature or owes a fiduciary or similar duty to it in connection with the Transactions and waives and releases any claims that it may have against the Administrative Agent, the Syndication Agent, the Documentation Agent, Issuing Banks, the Swingline Lenders, the Lenders, the Bookrunner and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17          Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.18          Form of Execution.  The words “execution,” “signed,” “signature” and words of like import in this Agreement or any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VICTORY CAPITAL OPERATING, LLC, as the Borrower

By:	/s/ Michael D. Policarpo
	Name:	Michael D. Policarpo
	Title:	Treasurer and Chief Financial Officer

VCH HOLDINGS, LLC, as Holdings

By:	/s/ Michael D. Policarpo
	Name:	Michael D. Policarpo
	Title:	Treasurer and Chief Financial Officer

[Signature Page to Victory Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and a Term Lender

By:	/s/ Nehal Abdel Hakim
	Name:	Nehal Abdel Hakim
	Title:	Authorized Signatory

[Signature Page to Victory Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Swingline Lender

By:	/s/ Nehal Abdel Hakim
	Name:	Nehal Abdel Hakim
	Title:	Authorized Signatory

[Signature Page to Victory Credit Agreement]

FIFTH THIRD BANK, as a Revolving Lender and an Issuing Bank

By:	/s/ Jessica Pfeifer
	Name:	Jessica Pfeifer
	Title:	Vice President

[Signature Page to Victory Credit Agreement]

FLAGSTAR BANK, as a Revolving Lender and an Issuing Bank

By:	/s/ John Antonczak
	Name:	John Antonczak
	Title:	Senior Vice President

[Signature Page to Victory Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Revolving Lender and an Issuing Bank

By:	/s/ Shane M. Leary
	Name:	Shane M. Leary
	Title:	Vice President

[Signature Page to Victory Credit Agreement]